Exhibit 2

EQUITY PURCHASE AGREEMENT

between

TARGET CORPORATION

and

MERVYN’S HOLDINGS, LLC

Dated as of July 29, 2004

Relating to the Purchase and Sale of
Mervyn’s

EXHIBIT A	—	May 29, 2004 Trial Balance
EXHIBIT B	—	Portfolio Purchase Agreement
EXHIBIT C	—	Private Label Credit Card Program Agreement
EXHIBIT D	—	Debt and Equity Commitment Letters
EXHIBIT E	—	Form of Private Label Product License (i.e., the Sprockets - High Sierra License Agreement)
EXHIBIT F	—	Form of “In Due Time” License
EXHIBIT G	—	Form of Intellectual Property License (i.e., the License Agreement between Mervyn’s Brands LLC and Mervyn’s LLC)
EXHIBIT H	—	Form of Transition Services Agreement
EXHIBIT I	—	Third Party Software to be Kept by Mervyn’s
EXHIBIT J	—	Form of Grantback Software License Agreement
EXHIBIT K	—	Target Software to be Assigned to Mervyn’s

INDEX OF DEFINED TERMS

TERM	REFERENCE

Adjusted Purchase Price	§ 2(c)(v)
affiliate	§ 19(c)
Affiliated Group	§ 4(g)(i)
Aggregate Flex Plan Balances	§ 9(i)
Arbitrator	§ 2(c)(iii)
Bid Net Assets	§ 2(c)(v)
Brands	Recitals
Brands Conversion	§ 3(a)(xi)
business day	§ 19(d)
Buyer	Preamble
Buyer’s DC Plan	§ 9(j)
Buyer’s Flex Plans	§ 9(i)
Buyer’s Plans	§ 9(b)
Closing	§ 2(a)
Closing Date	§ 2(a)
Closing Date Interest	§ 1(b)
COBRA	§ 9(g)
Code	§ 4(g)(i)
Commitment Letters	§ 6(d)
Companies	Recitals
Company Intellectual Property	§ 4(k)(ii)
Confidentiality Agreement	§ 7(a)
Covered Persons	§ 9(b)(i)
Cut Off Date	§ 2(a)
Disclosure Schedule	§ 4
DOJ	§ 8(f)
Effective Time	§ 2(a)
Environmental Claim	§ 4(r)(i)
Environmental Laws	§ 4(r)(i)
Environmental Permits	§ 4(r)(i)
Environmental Reports	§ 4(r)(i)
ERISA	§ 4(o)(i)
Escrowed Purchase Price	§ 2(e)
Exchange Assets	§ 2(e)
Exchange Transaction	§ 2(e)
Exclusivity Period	§ 5(e)
Expense Reimbursement	§ 14(d)
Final Net Assets	§ 2(c)(i)
Financial Statements	§ 4(e)
FIRPTA Affidavit	§ 3(a)(vi)
FTC	§ 8(f)
Hazardous Substance	§ 4(r)(i)
HSR Act including	§ 3(a)(v) § 19(b)
Income Taxes	§ 4(g)(i)
Indebtedness	§ 5(g)
indemnified party	§ 11(e)(i)
indemnifying party	§ 11(e)(i)
Intellectual Property	§ 4(k)(i)
Interim Statement of Net Assets	§ 4(e)
IP License	§ 4(l)(i)
Knowledge	§ 28
Leased Permitted Exceptions	§ 4(i)(ii)
Leased Real Estate	§ 4(i)(ii)
Leases	§ 4(i)(vii)
Licenses	§ 4(h)(i)
Marks	§ 4(k)(i)
Material Adverse Effect	§ 3(a)(i)
Material Contracts	§ 4(l)(iii)
Mervyn’s	Recitals
Mervyn’s Conversion	§ 3(a)(xi)
Mervyn’s Severance Practices	§ 9(c)
Minnesota Stores	§ 8(m)
Net Assets	§ 2(c)(vi)
Non-Prevailing Party	§ 2(c)(iv)
Notice of Disagreement	§ 2(c)(ii)
Owned Permitted Exceptions	§ 4(i)(i)
Owned Real Estate	§ 4(i)(i)
Permitted Exceptions	§ 4(i)(ii)
Permitted Liens	§ 4(h)
person	§ 19(e)
Plans	§ 4(o)(i)
Portfolio Buyer	§3 (a)(x)
Portfolio Purchase Agreement	§3 (a)(x)
Pre-Cut-Off Tax Period	§ 4(g)(i)
Price Allocation	§ 10(f)
Private Label Credit Card Program Agreement	§ 3(a)(x)
Purchase Price	§ 1(b)
Real Estate	§ 4(i)(ii)
Real Estate Agreement	§ 4(i)(i)
Required Consents	§ 8(a)
Retained Employees	§ 9(a)
Retained Names and Marks	§ 8(c)(i)
Retained Software Agreement	§ 8(i)(v)
Securities	Recitals
Shares	Recitals
Statement	§ 2(c)(i)
Straddle Period	§ 4(g)(i)
Target	Preamble
Target Affiliate	Recitals
Target Flex Plans	§ 9(i)
Target-Mervyn’s License	§ 8(c)(xv)
Target Retirement Plans	§ 9(j)
Target Taxes	§ 4(g)(i)
Target’s Medical Plans	§ 9(h)
Tax Claim	§ 10(h)(i)
Tax Return	§ 4(g)(i)
Taxes	§ 4(g)(i)
Taxing Authority	§ 4(g)(i)
Terminable at Will	§ 4(l)(vi)
Third-Party Claim	§ 11(e)(i)
Third-Party Confidentiality Agreements	§ 8(p)
Title Commitments	§ 4(i)(i)
Transaction Adjustments	§ 2(c)(vi)
Transfer Taxes	§ 10(b)
Transition Services Agreement	§ 8(h)
Treasury Regulation	§ 4(g)(i)
Year-End Statements	§ 4(e)

EQUITY PURCHASE AGREEMENT

This Equity Purchase Agreement, dated as of July 29, 2004, is made between Target Corporation, a Minnesota corporation (“Target”), and Mervyn’s Holdings, LLC, a Delaware limited liability company (“Buyer”).

Recitals

A.                                   Target owns all of the outstanding capital stock (the “Shares”) of Mervyn’s, a California corporation (“Mervyn’s”).

B.                                     Mervyn’s owns all of the outstanding capital stock of Mervyn’s Brands, Inc., a Minnesota corporation (“Brands” and, together with Mervyn’s, referred to as the “Companies”), which owns intellectual property used by Mervyn’s in the operation of its business.

C.                                     For purposes of this Agreement, “Target Affiliate” means Target or any affiliate of Target (other than the Companies).

D.            Prior to the Closing, Target shall cause Mervyn’s to be converted from a California corporation to a California limited liability company and Brands to be converted from a Minnesota corporation to a Minnesota limited liability company.

E.             Target desires to sell, and Buyer desires to purchase, all of the outstanding equity securities of Mervyn’s (the “Securities”) on the terms and subject to the conditions of this Agreement.

Agreement

The parties hereby agree as follows:

1.             Purchase and Sale of the Securities; Purchase Price.

(a)           Generally. On the terms and subject to the conditions of this Agreement, at the Closing, Target will sell, transfer, and deliver the Securities to Buyer as of the Effective Time (as defined in Section 2(a)), and Buyer will purchase the Securities from Target, free and clear of all liens, claims, options, charges, encumbrances, security interests, rights of third parties, and restrictions of any kind.

(b)                               Purchase Price.  The aggregate purchase price for the Securities is $1,175,000,000 in cash (the “Purchase Price”), payable as set forth in Section 2(b), and subject to adjustment as set forth in Section 2(c).  To compensate Target for the Closing occurring after the Cut-Off Date (as defined in Section 2(a)), Buyer shall pay Target at Closing an additional amount (the “Closing Date Interest”) equal to interest on the Purchase Price, calculated on the basis of the number of days (excluding the Closing Date) by which the Closing follows the Cut-Off Date and otherwise in accordance with the provisions of Section 2(c)(v).

2.                                       Closing; Purchase Price Adjustment.

(a)           Closing Date; Effective Time. The closing (the “Closing”) of the purchase and sale of the Securities shall be held at the offices of Kirkland & Ellis LLP, Citigroup Center, 153 East 53rd Street, New York, New York 10022, at 10:00 a.m. New York time on August 30, 2004 (or, if the conditions to Closing set forth in Section 3 shall not have been satisfied or waived by the appropriate party by such date, subject to the provisions of Section 14, at 10:00 a.m. New York time on the first Monday that is a business day to occur following the date on which all of the conditions to Closing set forth in Section 3 shall have been satisfied or waived), or at such other place, time and day as the parties may agree. The date on which the Closing shall occur is referred to as the “Closing Date,” although the transfer of the Securities shall be effective as of 11:59 p.m. Minneapolis time (the “Effective Time”) on the first Saturday immediately preceding the Closing Date (such Saturday being referred to herein as the “Cut-Off Date”).

(b)                               Closing Deliveries.  At the Closing:

(i)                                     Buyer shall pay the Purchase Price, plus the Closing Date Interest, to Target;

(ii)                                  Target shall deliver to Buyer (A) a stock certificate representing the Shares, marked cancelled, and (B) a unit certificate representing the Securities, duly endorsed or accompanied by a duly executed assignment separate from certificate in form suitable for transfer of the Securities to Buyer, effective as of the Effective Time; and

(iii)                               each party shall deliver the documents required to be delivered by it under Section 3.

(c)                                  Purchase Price Adjustment.

(i)                                     Within 60 days after the Closing Date, Target shall prepare and deliver to Buyer a statement (the “Statement”) setting forth Net Assets (as defined below) as of the close of business on the Cut-Off Date (the determination of Net Assets, as it may be adjusted under this Section 2(c) in the event of a Notice of Disagreement, is referred to as “Final Net Assets”).  Buyer shall reasonably assist Target and its representatives in the preparation of the Statement and shall provide Target and its representatives reasonable access at all reasonable times to the personnel, properties, and books and records of the Companies for such purpose.

(ii)                                  The Statement shall become final and binding upon the parties on the 30th day following receipt thereof by Buyer unless Buyer gives written notice of its disagreement (“Notice of Disagreement”) to Target before such date.  A Notice of Disagreement pursuant to this Section 2(c)(ii) may be submitted only if, assuming all of Buyer’s assertions therein were sustained, an adjustment to the Purchase Price would be required under Section 2(c)(v), and the Notice of Disagreement must set forth Buyer’s determination of Final Net Assets and specify in reasonable detail the nature of any disagreement with Target’s determination. The only disagreements that may be set forth in the Notice of Disagreement pursuant to this Section 2(c)(ii) are those that relate to any claimed inconsistencies between the principles used in the preparation of the Statement and the principles used in the preparation of the Interim Statement of Net Assets (as defined in Section 4(e)) that are not provided for in the definition of Net Assets in Section 2(c)(vi) or errors in mathematical computation.  Notwithstanding anything to the contrary in this Section 2(c), no disagreement set forth in the Notice of Disagreement may relate to the principles used in the preparation of the Statement and the Interim Statement of Net Assets so long as those principles are consistently applied.  If a valid Notice of Disagreement is received by Target in a timely manner, then the Statement and the Final Net Assets (as finally determined in accordance with clause (A) or (B) below) shall become final and binding upon the parties on the earlier of (A) the date the parties resolve in writing any differences they have with respect to all matters specified in the Notice of Disagreement or (B) the date any disputed matters are finally resolved in writing by the Arbitrator (as defined below).

(iii)                               During the 30-day period following the delivery of a Notice of Disagreement, Target and Buyer shall seek in good faith to resolve in writing any differences that they may have with respect to any matter specified in the Notice of Disagreement.  If, at the end of such 30-day period, Target and Buyer have not reached agreement on all such matters, then the matters that remain in dispute shall be promptly submitted to an arbitrator (the “Arbitrator”) for review and resolution.  The Arbitrator shall be a nationally recognized independent public accounting firm as shall be agreed upon by the parties in writing, provided that the Arbitrator will not be an accounting firm used by either Target or Buyer for audit or valuation purposes.  The procedures for the arbitration shall be determined by the Arbitrator.  The Arbitrator shall render a decision resolving the matters in dispute within 30 days following completion of the submissions to the Arbitrator.  Any item not specifically referred to in the Notice of Disagreement shall be deemed final and binding on Buyer and Target in the manner set forth in the Statement.  The Arbitrator shall determine Final Net Assets based solely on presentations made by Target and Buyer (and not by independent review).

(iv)                              The Non-Prevailing Party (as defined below) in any arbitration before the Arbitrator shall pay its own expenses incurred with respect to the arbitration and shall pay a percentage of (A) the fees and expenses of the Arbitrator plus (B) the reasonable out-of-pocket expenses (including reasonable attorneys’ fees) of the other party incurred with respect to the arbitration, which percentage shall be calculated by dividing (1) an amount equal to the difference between the Non-Prevailing Party’s determination of Final Net Assets, as submitted to the Arbitrator, and the Arbitrator’s determination of Final Net Assets by (2) an amount equal to the difference between the parties’ respective determinations of Final Net Assets, as submitted to the Arbitrator.  The other party shall pay the remainder of the fees and expenses of the Arbitrator and its own expenses not required to be paid by the Non-Prevailing Party hereunder.  A party is the “Non-Prevailing Party” if the Arbitrator’s determination of Final Net Assets is closer to the other party’s determination of Final Net Assets, as submitted to the Arbitrator, than it is to that party’s determination of Final Net Assets, as submitted to the Arbitrator.  In resolving any matter specified in the Notice of Disagreement, the Arbitrator shall not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party.

(v)                                 For purposes of this Agreement, “Bid Net Assets” means $904,421,474. The Purchase Price shall be increased by the amount by which Final Net Assets exceed 102% of the Bid Net Assets, or the Purchase Price shall be decreased by the amount by which Final Net Assets are less than 98% of the Bid Net Assets (the Purchase Price as increased or decreased by the adjustment provided for in this sentence is referred to as the “Adjusted Purchase Price”; if no such adjustment is required, then the Adjusted Purchase Price shall equal the Purchase Price).  If the Purchase Price is less than the Adjusted Purchase Price, Buyer shall, and if the Purchase Price is more than the Adjusted Purchase Price, Target shall, within 5 business days after the Statement becomes final and binding on the parties, make payment to the other party of the amount of such difference, together with interest thereon at an annual rate equal to the three-month LIBOR rate in effect as of the Friday before the Closing Date, calculated on the actual number of days elapsed from the Cut-Off Date to the date of payment divided by 365.

(vi)                          The term “Net Assets” means (A) the book value (net of appropriate reserves) of the assets of the Companies that would be required to be included on a consolidated balance sheet prepared in accordance with the principles used in the preparation of the Interim Statement of Net Assets, provided that the book value of all fixed assets and all intangible assets as of the Cut-Off Date shall be determined without regard to any depreciation or amortization thereof after the date of the Interim Statement of Net Assets, less (B) the book value of the liabilities of the Companies that would be required to be included on a consolidated balance sheet prepared in accordance with the principles used in the preparation of the Interim Statement of Net Assets, calculated on the same basis as reflected in the relevant line items on the Interim Statement of Net Assets.  Without limiting the generality of the foregoing, the computation of Net Assets will be done in a manner consistent with the methods used in the preparation of the Interim Statement of Net Assets, and if disagreements arise with respect to individual items of inclusion and/or exclusion, the governing principle will be that the adjustment contemplated by this Section 2(c) is intended to analyze the economic effects of a change in Net Assets from the date of the Interim Statement of Net Assets through the Cut-Off Date, and such change can be appropriately measured only when the Bid Net Assets and the Final Net Assets are computed on the same basis, except as provided above.  Notwithstanding anything to the contrary in this Agreement, all receipts by Mervyn’s on or before the Cut-Off Date, including cash, checks and bank drafts (whether cleared before or after the Effective Time), and proceeds from third-party credit card or debit card transactions (whether posted before or after the Effective Time) shall be excluded from the Statement, and Buyer shall cause payment in an aggregate amount equal to such receipts to be made by Buyer or Mervyn’s to Target immediately after Target makes demand therefor; provided that this sentence shall not affect Target’s covenant regarding register cash set forth in Section 5(b)(iii).  Net Assets shall not include as assets any assets transferred by Mervyn’s to a Target Affiliate before the Effective Time and shall not include as liabilities any Target Taxes (as defined in Section 4(g)(i)) or Transfer Taxes (as defined in Section 10(b)).  For the avoidance of doubt, Net Assets shall not include any assets or liabilities of the type that are excluded from the Interim Statement of Net Assets due to the “transaction adjustments” set forth on Exhibit A.

(d)                               Certain Assets.  If Buyer is prevented from acquiring the indirect ownership of, or leasehold interest in, one or more parcels of Real Estate or indirect ownership of other assets of the Companies due to an injunction or court order, then (i) all assets and liabilities relating to any such parcel or such other assets shall be excluded from the calculations of Bid Net Assets and Final Net Assets, (ii) the parcel or other asset will be transferred out of the Companies to Target or its designee and (iii) the parties shall negotiate a mutually acceptable reduction to the Adjusted Purchase Price equal to the fair market value of such ownership or leasehold interest.  If the parties cannot agree on the such fair market value, then the parties shall resolve their differences pursuant to the procedures set forth in Sections 2(c)(iii) and (iv), provided that the Arbitrator shall be a mutually acceptable real estate appraisal firm rather than an accounting firm.

(e)                                Section 1031 Like-Kind Exchange.  Notwithstanding any other provision of this Agreement, Target may elect to effectuate, directly or indirectly, the sale of one or more of the parcels of Owned Real Estate (the “Exchange Assets”) by means of an exchange of “like-kind” property that will qualify under Section 1031 of the Code and the Treasury Regulations thereunder (each, an “Exchange Transaction”); Buyer shall at Target’s sole cost and expense use commercially reasonable efforts to cooperate in an Exchange Transaction arranged by Target, Mervyn’s and a qualified exchange intermediary (as such term is used in the Treasury Regulations promulgated under Section 1031 of the Code) designated by Target.  Target shall provide written notice to Buyer of Target’s election to effect an Exchange Transaction no later than 10 days prior to Closing.  Neither Mervyn’s nor Buyer shall incur any Tax liability, any expenses or any liability of any nature in connection with any Exchange Transaction.  Neither Buyer nor Mervyn’s shall be obligated to take title to any exchange property under any circumstances.  No Exchange Assets shall be transferred or deeded out of Mervyn’s.  Target shall indemnify and save and hold harmless Buyer and Mervyn’s from any and all liabilities arising out of or related to any Exchange Transaction.  Buyer shall, upon Target’s request, and Target may, notwithstanding any other provision of this Agreement, cause Mervyn’s to, execute and deliver such documents and agreements as are reasonably necessary for the purpose of facilitating an Exchange Transaction, and Buyer shall pay the portion of the Purchase Price attributable to the Exchange Assets (the “Escrowed Purchase Price”) at the Closing to Target’s designated qualified exchange intermediary.  Target’s right to receive the Escrowed Purchase Price shall be limited as required by Section 1031 of the Code and the Treasury Regulations thereunder.  If a tax-deferred exchange cannot be effected by Target for any reason other than a breach by Buyer, Target shall still be obligated to close this transaction pursuant to the terms of this Agreement.  Under no circumstances shall Target’s right or election to exchange any Exchange Assets, delay closing, require Buyer or Mervyn’s to incur any expense it would not have otherwise incurred (unless paid or reimbursed by Target as provided above) or otherwise adversely affect Buyer’s rights hereunder.  The Escrowed Purchase Price for any parcel of Owned Real Estate shall be the amount allocated to such Owned Real Estate as determined under Section 10(f) below.

3.                                       Conditions to Closing.

(a)                                Buyer’s Obligation.  The obligation of Buyer to purchase and pay for the Securities is subject to the satisfaction (or waiver by Buyer) as of the Closing of the following conditions:

(i)                                     The representations and warranties of Target made in Section 4 shall be true and correct as of the date hereof and (except as they may be affected by transactions contemplated hereby and except for representations and warranties that by their terms are made only as of an earlier date) immediately before the Closing, as though made immediately before the Closing, except (A) to the extent any inaccuracy in any such representation or warranty does not materially impair the ability of Target to consummate the transactions contemplated by this Agreement and does not have a Material Adverse Effect (as defined below) (provided that, solely for purposes of this Section 3(a)(i), any representation or warranty in Section 4 that is qualified by materiality or Material Adverse Effect language shall be read as if such language were not present) and (B) that such update shall be based on the assumption that, except with respect to Sections 4(a), (b) and (c), the Companies are each corporations, and not limited liability companies, immediately prior to Closing.  As used in this Agreement, “Material Adverse Effect” means any change or effect that, individually or in the aggregate, has or is reasonably likely to have a material adverse effect on the operations, results of operations, properties, or financial condition of the Companies, as a whole (other than any such change or effect resulting from (1) any change, event, or occurrence generally affecting the industry in which Mervyn’s operates, (2) general economic or securities market conditions in the United States, (3) the public announcement or existence of this Agreement and the transactions contemplated hereby, (4) acts of terrorism or war (whether or not declared), or (5) any change, event, or occurrence resulting from or relating to compliance with the terms of, or the taking of any action required by, this Agreement).

(ii)                                  Target shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it by the Closing.

(iii)                               Target shall have delivered to Buyer a certificate dated the Closing Date and signed by an executive officer of Target on behalf of Target confirming the satisfaction of the conditions set forth in Sections 3(a)(i) and (ii).

(iv)                              No injunction or order of any court or administrative agency of competent jurisdiction shall be in effect that restrains or prohibits the purchase or sale of the Securities; provided that an injunction or court order that prohibits the transfer of indirect ownership of, or leasehold interests in, one or more parcels of Real Estate or other assets of the Companies shall not be deemed to restrain or prohibit the purchase or sale of the Securities unless the failure of Buyer to acquire ownership of, or leasehold interests in, such parcels or other assets has a Material Adverse Effect.

(v)                                 The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), shall have expired or terminated.

(vi)                              Target shall have delivered to Buyer an affidavit (a so-called “FIRPTA affidavit”) duly executed by Target, certifying facts that would exempt the transactions contemplated hereby from the provisions of the Foreign Investment in Real Property Tax Act.

(vii)                           Target shall cause to be delivered to Buyer duly signed resignations, effective as of the Closing Date, of all directors of the Companies.

(viii)                        There shall have been no Material Adverse Effect since May 29, 2004.

(ix)                                Target shall have executed and delivered to Buyer the Transition Services Agreement (as defined in Section 8(h)), and such Transition Services Agreement shall be in full force and effect.

(x)                                   The transactions contemplated by that certain Portfolio Purchase Agreement, dated as of the date hereof, among Target, Mervyn’s, Target National Bank, Target Receivables Corporation, and Monogram Credit Card Bank of Georgia  (“Portfolio Buyer”) in substantially the form attached hereto as Exhibit B (the “Portfolio Purchase Agreement”) shall have been consummated and Portfolio Buyer shall have executed and delivered to Buyer a Private Label Credit Card Program Agreement in substantially the form attached hereto as Exhibit C (the “Private Label Credit Card Program Agreement”) and such Private Label Credit Card Program Agreement shall be in full force and effect unless terminated as a result of a breach thereof by Buyer (or if such transactions have not been consummated, (A) transactions  have been consummated pursuant to a portfolio purchase agreement no less favorable to Buyer, and a private label credit card program no less favorable to Buyer shall be in full force and effect, each with an alternative portfolio buyer selected by Target and reasonably acceptable to Buyer, or (B) Target shall have delivered to Buyer an amendment to the amended and restated agreement dated February 1, 2004, between Target National Bank and Mervyn’s executed by Target National Bank in a form reasonably satisfactory to Buyer and such amended and restated merchant services agreement dated February 1, 2004, as amended, shall be in full force and effect).

(xi)                                Target shall have caused Mervyn’s to be converted from a California corporation to a California limited liability company in accordance with the California General Corporation Law (the “Mervyn’s Conversion”), and Brands to be converted from a Minnesota corporation to a Minnesota limited liability company in accordance with the Minnesota Business Corporation Act (the “Brands Conversion”), and Target shall not have made any election for Mervyn’s or Brands, in connection with or following the conversions, to be treated as a corporation for any Tax purposes.

(xii)                             Buyer shall have received (A) certified copies of the resolutions duly adopted by Target (in its capacity as the sole shareholder of Mervyn’s) and the board of directors of Target authorizing the execution, delivery and performance of this Agreement and each of the agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby, (B) certified copies of the charter and bylaws of Target and the Companies, (C) certified copies of Mervyn’s Limited Liability Company Articles of Organization -- Statement of Conversion filed with the California Secretary of State and plan of conversion, (D) certified copies of Brands’ Articles of Conversion filed with the Minnesota Secretary of State and plan of conversion, and (E) certified copies of the resolutions duly adopted by Mervyn’s (in its capacity as the sole shareholder of Brands) authorizing the Brands Conversion.

(xiii)                          Buyer shall have received good standing certificates of the secretary of state of the jurisdiction in which each of the Companies is incorporated.

(b)                               Target’s Obligation.  The obligation of Target to sell and deliver the Securities to Buyer is subject to the satisfaction (or waiver by Target) as of the Closing of the following conditions:

(i)                                     The representations and warranties of Buyer made in Section 6 shall be true and correct in all material respects as of the date hereof and (except as they may be affected by transactions contemplated hereby and except for representations and warranties that by their terms are made only as of an earlier date) immediately before the Closing, as though made immediately before the Closing; Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Buyer by the Closing; and Buyer shall have delivered to Target a certificate dated the Closing Date and signed by an executive officer of Buyer on behalf of Buyer confirming the foregoing.

(ii)                                  No injunction or order of any court or administrative agency of competent jurisdiction shall be in effect that restrains or prohibits the purchase or sale of the Securities; provided that an injunction or court order that prohibits the transfer of indirect ownership of, or leasehold interests in, one or more parcels of Real Estate or other assets of the Companies shall not be deemed to restrain or prohibit the purchase or sale of the Securities unless the failure of Buyer to acquire ownership of, or leasehold interests in, such parcels or other assets has a Material Adverse Effect.

(iii)                               The waiting period under the HSR Act shall have expired or terminated.

(iv)                              The transactions contemplated by the Portfolio Purchase Agreement shall have been consummated unless the failure to consummate results from a breach of the Portfolio Purchase Agreement by Target or the Companies.

4.                                       Representations and Warranties of Target.      Except as set forth in the disclosure schedule delivered by Target to Buyer concurrently with the execution of this Agreement (the “Disclosure Schedule”), Target hereby represents and warrants to Buyer as follows:

(a)                                Organization and Authority.  Each of Target and, prior to the Mervyn’s Conversion and the Brands Conversion, the Companies is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.  All corporate and stockholder acts and proceedings required to be taken to authorize the execution, delivery, and performance by Target of this Agreement and all agreements, instruments and other documents referred to herein to be entered into by Target and the consummation by Target of the transactions contemplated hereby and thereby have been duly and properly taken.  Prior to the Mervyn’s Conversion and the Brands Conversion, each Company is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the nature of its business or the ownership, leasing, or holding of its properties requires it to be so qualified, except where the failure to be so qualified or in good standing does not have a Material Adverse Effect.  Target has all requisite corporate power and authority to enter into this Agreement and all agreements, instruments and other documents referred to herein to be entered into by Target, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder.  This Agreement has been duly executed and delivered by Target and, assuming due authorization, execution, and delivery of this Agreement by Buyer, constitutes a valid and binding obligation of Target, enforceable against Target in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar laws affecting creditors’ rights generally and by general principles of equity.  As of the Closing, all agreements, instruments and other documents referred to herein to be entered into by Target shall have been duly executed and delivered by Target and, assuming due authorization, execution, and delivery of all agreements, instruments and other documents referred to herein by Buyer, constitute valid and binding obligations of Target enforceable against Target in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar laws affecting creditors’ rights generally and by general principles of equity.

(b)                               The Shares and Securities.  Prior to the Mervyn’s Conversion, Target has good and valid title to the Shares and, after the Mervyn’s Conversion, Target has  good and valid title to the Securities, in either case free and clear of any claims, liens, encumbrances, security interests, options, charges, rights of third parties, and restrictions whatsoever and will transfer and deliver to Buyer at Closing good and valid title to the Securities free and clear of any liens, claims, options, charges, encumbrances, security interest, rights of third parties, and restrictions of any kind, except those created by Buyer and restrictions upon transfer of the Securities other than in compliance with federal and state law.  Neither the Shares nor the Securities are subject to any voting trust agreement or other contract, agreement, arrangement, commitment, or understanding, including any such contract, agreement, arrangement, commitment, or understanding restricting or otherwise relating to the voting, dividend rights, or disposition of the Shares or Securities, other than this Agreement.

(c)                                Capitalization.  Prior to the Mervyn’s Conversion, the authorized capital stock of Mervyn’s consisted of 20 million shares of common stock, $1.00 par value per share, 100 of which were duly authorized, validly issued and outstanding, and fully paid and nonassessable.  After the Mervyn’s Conversion, the authorized equity securities of Mervyn’s consists of 20 million common units, 100 of which are duly authorized, validly issued and outstanding, and fully paid and nonassessable.    Prior to the Brands Conversion, the authorized capital stock of Brands consisted of 1,000 shares of common stock, $1.00 par value per share, all of which were duly authorized, validly issued and outstanding, and fully paid and nonassessable.  After the Brands Conversion, the authorized equity securities of Brands consists of 1,000 common units, all of which are duly authorized, validly issued and outstanding, and fully paid and nonassessable.  Prior to the Brands Conversion, Mervyn’s was the sole holder of all of the issued and outstanding shares of Brands.  After the Brands Conversion, Mervyn’s is the sole holder of all of the issued and outstanding equity securities of Brands.  Prior to the Mervyn’s Conversion, the Shares constituted all of the issued and outstanding shares of capital stock of Mervyn’s.  After the Mervyn’s Conversion, the Securities constitute all of the issued and outstanding equity securities of Mervyn’s.  Prior to the Mervyn’s Conversion, Target was the sole holder of the Shares.  After the Mervyn’s Conversion, Target is the sole holder of the Securities.  Neither the Shares nor Securities nor any shares of issued and outstanding equity securities of Brands have been issued in violation of, or are subject to, any preemptive or subscription rights.  There are no outstanding or authorized preemptive, stock appreciation, phantom stock or similar rights with respect to any of the Companies.  Other than as described in this Section 4(c), there are no shares of capital stock or other equity securities of the Companies outstanding.  There are no outstanding warrants, options, agreements, convertible or exchangeable securities, or other commitments pursuant to which Target or any of the Companies is or may become obligated to issue, sell, or otherwise dispose of, purchase, return, redeem, or otherwise acquire any shares of capital stock or other securities of the Companies other than this Agreement, and there are not any equity securities of any of the Companies reserved for issuance for any purpose.  Other than Mervyn’s ownership of Brands, the Companies do not directly or indirectly own any capital stock of, or other equity interest in, any person.

(d)                               Non-Contravention.  Subject to Section 4(i)(vii), the execution, delivery, and performance by Target of this Agreement  and all agreements, instruments and other documents referred to herein to be entered into by Target do not, and the consummation by Target of the transactions contemplated hereby and thereby will not, (i) conflict with, or result in any violation of, any provision of the articles of incorporation or by-laws of Target or any of the Companies, or (ii) conflict with, result in any violation of, or constitute a default under, or create a lien on any assets of the Companies under, or result in the acceleration or termination of, or result in a material increase in payment obligations (including, without limitation, any change of control payments) under, any instrument, contract, commitment, agreement or arrangement to which Target or any of the Companies is a party or by which Target or any of the Companies or any assets of the Companies are bound, or any judgment, order, writ, injunction, or decree to which Target or any of the Companies has been specifically identified as subject, or result in any violation of any statute, law, ordinance, rule, or regulation applicable to Target, any of the Companies, or any assets of the Companies (except where such conflict, violation, default, lien, acceleration, termination, or increased obligations would not materially impair the ability of Target to consummate the transactions contemplated hereby or have a Material Adverse Effect).  No material consent, approval, license, permit, order, or authorization of, or registration, declaration, or filing with, any court, administrative agency, or commission or other governmental authority or instrumentality, domestic or foreign, is required to be obtained or made by or with respect to Target or any of the Companies in connection with the execution, delivery, and performance by Target of this Agreement or the consummation by Target of the transactions contemplated hereby other than compliance with and filings under the HSR Act and filings with the Secretaries of State of California and Minnesota required to effect the Mervyn’s Conversion and the Brands Conversion; provided, however, that no representation is made as to whether any new governmental consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, or filings will be required as a result of the sale of the Securities to Buyer in order for Buyer to continue to conduct Mervyn’s business following the Cut-Off Date in the manner in which such business was conducted on or before the Cut-Off Date.

(e)                                Financial Statements.  Section 4(e) of the Disclosure Schedule sets forth (i) audited consolidated balance sheets of Mervyn’s as of January 31, 2004 and February 1, 2003 and audited consolidated statements of income of Mervyn’s for each of the fiscal years ended January 31, 2004, February 1, 2003, and February 2, 2002 (the “Year-End Statements”) and (ii) an unaudited consolidated statement of financial position of Mervyn’s as of May 29, 2004 (the “Interim Statement of Net Assets”) and an unaudited consolidated statement of income of Mervyn’s for the four-month period then ended (the statements listed in clauses (i) and (ii) are referred to as the “Financial Statements”).  The Financial Statements (including in all cases the notes thereto, if any) fairly present, in all material respects, the assets, liabilities, and financial condition of the Companies at their respective dates and the results of operations of the Companies for the respective periods covered thereby.  The Year-End Statements have been prepared in accordance with United States generally accepted accounting principles consistently applied throughout the periods covered thereby, and the Interim Statement of Net Assets has been prepared on a basis consistent with the principles applied in the preparation of the balance sheet for Target’s Mervyn’s segment included in Target’s Quarterly Report on Form 10-Q for the quarter ended May 1, 2004, in each case except as described in the notes thereto; provided, however, that the Interim Statement of Net Assets does not include any assets or liabilities of the type that are listed as “transaction adjustments” on Exhibit A.  Except as expressly provided in this Section 4(e) or as otherwise specifically provided in this Agreement, no representation is made by Target as to any financial information of the Companies provided to Buyer, including any financial information provided to Buyer in its due diligence investigation of the Companies or set forth in the Confidential Information Memorandum regarding Mervyn’s provided to Buyer by Goldman, Sachs  &  Co.  Without limiting the generality of the foregoing, no representation is made as to the accuracy, fairness, or reasonableness of any projections provided to Buyer or the assumptions used in preparing the same, or as to the likelihood that such projections will be achieved.

(f)                                  Nonforeign Certification. Target is not a “foreign person” within the meaning of Section 1445 of the Code (as defined in Section 4(g)).

(g)                                 Taxes.

(i)                                     For purposes of the Agreement:

(A)                              “Target Taxes” means Income Taxes of the Companies for any Pre-Cut-Off Tax Period and any Income Taxes of the Companies for the period beginning immediately after the Effective Time and ending immediately before the Closing to the extent attributable to actions, other than in the ordinary course of business, taken by Target to the extent such actions cause the amount of Income Taxes for such period to exceed the amount of Income Taxes for such period in the absence of such actions by Target; provided, however, that Target Taxes shall not include, and Target shall not be responsible for, Income Taxes that Buyer has agreed to pay under any provision of this Agreement.

(B)                                “Pre-Cut-Off Tax Period” means any Tax period ending on or before the Cut-Off Date, and with respect to a Straddle Period, any portion thereof ending on, and including, the Cut-Off Date.

(C)                                “Affiliated Group” means the affiliated group of corporations within the meaning of Section 1504 of the Code of which Target is the common parent that files a federal consolidated Income Tax Return.

(D)                               “Tax Return” means any return, statement, report, or form, including in each case any amendments thereto, required to be filed with any Taxing Authority by or with respect to Taxes or any claim for refund.

(E)                                 “Straddle Period” means any complete Tax period of the Companies relating to Income Taxes that includes but does not end on the Cut-Off Date.

(F)                                 “Taxes” means all federal, state, local, or foreign income, profits, franchise, gross receipts, net receipts, capital, capital stock, net worth, sales, use, withholding, turnover, value added, ad valorem, registration, general business, employment, social security, disability, occupation, real property, personal property (tangible and intangible), recording, stamp, transfer (including real property transfer or gains), conveyance, severance, production, excise, and other taxes, withholdings, duties, levies, imposts, license and registration fees, and other similar charges and assessments (including all fines, penalties, and additions attributable to or otherwise imposed on or with respect to any such taxes, charges, fees, levies, or other assessments, and interest thereon) imposed by or on behalf of any Taxing Authority and including any liability arising pursuant to the application of Treasury Regulation section 1.1502-6 or any similar provision of any applicable state, local, or foreign Tax law.

(G)                                “Income Taxes” means all Taxes (other than sales, use, property, Transfer, recording, and similar Taxes) based upon or measured by gross or net receipts or gross or net income (including Taxes in the nature of minimum taxes, tax preference items, and alternative minimum taxes) and including any liability arising pursuant to the application of Treasury Regulation section 1.1502-6 or any similar provision of any applicable state, local, or foreign Tax law.

(H)                               “Taxing Authority” means any governmental or regulatory authority, body or instrumentality exercising any authority to impose, regulate, or administer the imposition of Taxes.

(I)                                    “Transfer Taxes” has the meaning assigned thereto in Section 10(b).

(J)                                   “Code” means the Internal Revenue Code of 1986, as amended.

(K)                               “Treasury Regulation” means the U.S. Treasury Regulations promulgated pursuant to the Code.

(ii)                                  The Companies have filed or caused to be filed in a timely manner (within any applicable extension periods) all Tax Returns required to be filed by applicable federal, state, local, or foreign Tax laws, except where the failure to file such federal, state, local, or foreign Tax Returns does not have a Material Adverse Effect.  All Taxes shown to be due on such Tax Returns have been paid in full or will be paid in full by Target or the Companies before the Effective Time, except to the extent that they are accrued on the Statement.

(iii)                           Neither Company is a party to any Tax-allocation or Tax-sharing agreement or arrangement with respect to Taxes or is under any contractual obligation to indemnify any other person with respect to Taxes (other than, in each case, real estate taxes and assessments or an agreement or arrangement to be terminated pursuant to this Agreement).

(iv)                          Each Company is a member of the Affiliated Group filing a consolidated Income Tax Return having Target as its common parent for U.S. federal Income Tax purposes and will be a member of such Affiliated Group immediately prior to the Mervyn’s Conversion and the Brands Conversion.

(v)                             Since January 1, 1997, neither Company has been a member of an Affiliated Group filing a federal consolidated Income Tax Return (other than a group the common parent of which was Target).

(h)                                 Personal Property.

(i)                                   Mervyn’s has good title to, or valid leasehold interests in, all material tangible personal property assets reflected on the Interim Statement of Net Assets or thereafter acquired, except for those tangible personal property assets sold or otherwise disposed of in the ordinary course of business, in each case free and clear of all liens, security interests, and other encumbrances, other than (a) mechanics’, materialmen’s, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s, or other like liens securing obligations that are incurred in the ordinary course of business for sums not yet due or, if due, the payment of which is being contested in good faith; (b) liens for Taxes and other governmental charges that are not yet due or, if due, the payment of which is being contested in good faith; (c) liens, security interests, and other encumbrances evidenced by any security agreement, financing statement, purchase money agreement, conditional sales contract, capital lease, or operating lease, or by any license, coexistence agreement, undertaking, declaration, limitation of use, or consent to use (collectively,   “Licenses”), in each case that is described in Section 4(l) of the Disclosure Schedule or the non-disclosure of which therein does not constitute a misrepresentation under Section  4(l); and (d) minor imperfections of title and encumbrances that do not, individually or in the aggregate, materially impair the value or the continued use and operation substantially in the current manner of the business of Mervyn’s (the liens, security interests, and other encumbrances described in clauses (a) through (d) above being referred to collectively as “Permitted Liens”).

(ii)                                The assets, properties and rights held by the Companies, together with the assets, properties and rights specifically provided or made available to Buyer and its affiliates under the Transition Services Agreement, include all of material assets, properties and rights of every type and description, whether real, personal, tangible or intangible and wherever located, that are reasonably necessary or adequate for the Companies immediately after the Closing to conduct in all material respects the business of each of the Companies as conducted as of the date hereof except for the following: (a) assets, properties and rights that have been specifically assigned to or retained by Target under another provision of this Agreement, (b) items identified in Schedule A of the Transition Services Agreement as being excluded, (c) assets,  properties and rights that are contemplated to be sold to the Portfolio Buyer pursuant to the Portfolio Purchase Agreement, (d) assets, properties and rights relating to any Plan, (e) rights under contracts or Real Estate Agreements to the extent any consents have not been obtained prior to Closing, provided that nothing in this clause (ii) shall be construed to limit Target’s obligations under the Transition Services Agreement even in the absence of such consents, (f) software with respect to which Target has exercised its rights of removal in accordance with Section 8(n)(ii) hereof, (g) governmental consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, or filings that may be required as a result of the sale of the Securities to Buyer in order for Buyer to continue to conduct Mervyn’s business following the Cut-Off Date in the manner in which such business was conducted on or before the Cut-Off Date, and (h) insurance policies and rights to proceeds of insurance policies except as contemplated by Section 5(d).  Nothing in this Section 4(h)(ii) constitutes an additional representation or warranty with respect to title to or the condition of any assets or properties (whether real or personal, tangible or intangible, owned, leased or held under license), any and all representations or warranties with respect to which are set forth in other sections of this Section 4.

(i)                                     Real Property.

(i)                                     Section 4(i)(i) of the Disclosure Schedule sets forth a true and complete list of all real property owned by Mervyn’s other than as set forth in Section 8(m) (the “Owned Real Estate”).  Mervyn’s owns good and marketable fee simple title to the Owned Real Estate, free and clear of all mortgages, liens, security interests, easements, restrictive covenants, rights-of-way, encroachments, and other encumbrances created by Mervyn’s or any party claiming through Mervyn’s, except (A) Permitted Liens; (B) easements, Real Estate Agreements (as defined below), restrictive covenants, rights-of-way, encroachments,   purchase options, rights of first refusal or first offer and other encumbrances and matters that are included in or disclosed by the documents relating to each parcel of Real Estate made available to Buyer prior to the date hereof, shown (whether or not deleted or insured over) on any title insurance commitment made available to Buyer prior to the date hereof (collectively, the “Title Commitments”), or of record; (C) any conditions that may be shown by a current, accurate survey or physical inspection of the Owned Real Estate; and (D) (1) platting, subdivision, zoning, building, and other similar restrictions, (2)  easements, restrictive covenants, rights- of- way, encroachments, and other similar encumbrances not of record, and (3) reservations of coal, oil, gas, minerals, and mineral or water interests; provided, however, none of the items set forth in clause (D) individually or in the aggregate materially interfere with the continued use, occupancy and/or operation of the Owned Real Estate substantially in the manner in which the Owned Real Estate is currently used, occupied and operated (collectively, “Owned Permitted Exceptions”).   The marketability of title to the Owned Real Estate shall be subject to the Owned Permitted Exceptions.  For purposes of this Agreement, “Real Estate Agreement” means any lease or sublease under which Mervyn’s is the landlord or tenant, reciprocal easement or operating agreement, agreement supplemental thereto, easement, purchase or lease termination, option, right of first refusal or first offer, subordination, non-disturbance or attornment agreement, or other similar agreement that runs with the land and is appurtenant to the Real Estate.  Notwithstanding anything in this Agreement to the contrary, the Owned Real Estate is not encumbered by any mortgages, deeds of trust, or security agreements created by Mervyn’s or any party claiming through Mervyn’s.

(ii)                                  Section 4(i)(ii) of the Disclosure Schedule sets forth a true and complete list of all real property leased to Mervyn’s other than as set forth in Section 8(m) (the “Leased Real Estate” and, together with the Owned Real Estate, the “Real Estate”).  Assuming good and marketable fee title vested in the landlord, and subject to any defects in or other matters affecting the landlord’s title, Mervyn’s has good and marketable leasehold interests in all Leased Real Estate leased to it, in each case free and clear of all mortgages, liens, security interests, easements, restrictive covenants, rights-of-way encroachments, and other encumbrances created by Mervyn’s or any party claiming through Mervyn’s, except (A) Permitted Liens; (B) easements, Real Estate Agreements, restrictive covenants, rights-of-way, encroachments, purchase options, lease termination options, rights of first refusal or first offer and other encumbrances and matters that are included in or disclosed by the documents relating to each parcel of Real Estate made available to Buyer prior to the date hereof, shown (whether or not deleted or insured over) on any Title Commitment, or of record; (C) any conditions that may be shown by a current, accurate survey or physical inspection of the Leased Real Estate; (D) mortgages, liens, security interests or encumbrances that have been placed by any developer, landlord or other third party on any Leased Real Estate; and (E) (1) platting, subdivision, zoning, building, and other similar restrictions, and (2) easements, restrictive covenants, rights-of-way, encroachments, and other similar encumbrances not of record; provided, however, none of the items set forth in clause  (E) individually or in the aggregate materially interferes with the continued use, occupancy and/or operation of the Leased Real Estate substantially in the manner in which the Leased Real Estate is currently used and operated (the “Leased Permitted Exceptions,” and, together with the Owned Permitted Exceptions, the “Permitted Exceptions”).  The marketability of title to the Leased Real Estate is subject to the Leased Permitted Exception.  Except as set forth in Section 4(i) of the Disclosure Schedule, with respect to each of the Leases: (i) Mervyn’s has not given or received a written notice of default under any Real Estate Agreement which remains uncured, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default under any such Real Estate Agreement which, with respect to such written notices or events, individually or in the aggregate, would have a Material Adverse Effect; and (ii) the other party to such Lease is not a Target Affiliate.  Notwithstanding anything in this Agreement to the contrary, Mervyn’s interest in the Leased Real Estate is not encumbered by any mortgages, deeds of trust, or security agreements created by Mervyn’s or any party claiming through Mervyn’s.

(iii)                               The Real Estate comprises all of the real property owned or leased by the Companies and used in Mervyn’s business.

(iv)                              There are no eminent domain proceedings pending (with respect to which any Target Affiliate or any Company has been notified).

(v)                                 Brands neither owns nor leases any real property.

(vi)                              “Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which Mervyn’s or any Company holds any Leased Real Estate.

(vii)                           Notwithstanding anything to the contrary in this Agreement or in any certificate or instrument delivered pursuant hereto, no representation or warranty is made herein as to whether any consents, approvals, waivers, agreements, or actions of, or (with or without lapse of time) notice to, third parties (including governmental authorities), or fulfillment of any conditions, are needed in respect of the Real Estate, including the Real Estate Agreements and the Permitted Exceptions, in connection with the purchase and sale of the Securities pursuant to this Agreement or the direct or indirect ownership of the Real Estate after the Effective Time.

(j)                                   Condition of Assets.  Except as expressly provided in Section 4(r), no representation or warranty, direct or indirect, by implication or otherwise, is made concerning or based upon the physical condition of the Real Estate or any other tangible assets of the Companies, all of which are being accepted “AS IS AND WHERE IS” by Buyer (including as to all environmental aspects thereof, except as otherwise provided in Section  4(r)).  EXCEPT AS SET FORTH EXPRESSLY IN THIS AGREEMENT, TARGET DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY WITH RESPECT TO THE ASSETS, TANGIBLE OR INTANGIBLE, OF THE COMPANIES, INCLUDING IMPLIED WARRANTIES OF FITNESS, NONINFRINGEMENT, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE.

(k)                                  Intellectual Property.

(i)                                     Section 4(k)(i) of the Disclosure Schedule sets forth a true and complete list of all of the Companies’ material patents, patent applications, trademark applications, trademark registrations, Internet domain names, service mark applications, service mark registrations and copyright registrations.  “Intellectual Property” means all:  (A) inventions and issued or pending patents; (B) trademarks, service marks, trade dress, logos, slogans, trade names, designs, and Internet domain names, together with all goodwill, registrations, applications and renewals related to the foregoing (collectively, “Marks”); (C) copyrightable works and copyrights, including all applications, registrations and renewals for the foregoing; (D) trade secrets and confidential business information (including know-how and supplier lists); (E) any of the foregoing rights related to any computer software or related documentation; (F) rights of publicity and privacy relating to the use of the names, likenesses, voices, signatures and biographical information of real persons; and (G) other proprietary and intellectual property rights.

(ii)                                  To the Knowledge of Target, one of the Companies owns or will own at the Closing Date (free and clear of all liens, security interests, and other encumbrances other than Permitted Liens) or has the right to use without payment of a royalty, license fee, or similar fee to any other party (other than pursuant to a License described in Section  4(l) of the Disclosure Schedule or the non-disclosure of which therein would not constitute a misrepresentation under Section  4(l)), the patents, trademarks, trade names, service marks, copyrights and other Intellectual Property used by the Companies in the operation of their businesses (collectively, and together with all Intellectual Property owned by any of the Companies, the “Company Intellectual Property”), except where the failure of either Company to own or have the right to use any such patent, trademark, trade name, service mark, or copyright does not have a Material Adverse Effect.  The Company Intellectual Property set forth in Section 4(k)(i) of the Disclosure Schedule is subsisting and in full force and effect and, to the Knowledge of Target, is valid, except as would not have a Material Adverse Effect.

(iii)                               To the Knowledge of Target, (A) no outstanding claims or other adversarial proceedings against either Company have been made in writing since January 1, 2001 by any other person challenging or questioning either the right of either Company to use, or the validity or enforceability of, any patent, trademark, service mark, copyright or other Intellectual Property described in Section 4(k)(i) of the Disclosure Schedule in any jurisdiction, domestic or foreign (other than claims, challenges, or questions by governmental intellectual property office examiners as part of the application process), (B) since January 1, 2001, no other person has claimed in writing and continues to claim the right to use in an infringing manner any such patent, trademark, service mark, copyright or other Intellectual Property other than pursuant to a License described in Section 4(l) of the Disclosure Schedule or the non-disclosure of which therein would not constitute a misrepresentation under Section 4(l), and (C) no outstanding claims of patent, trademark, trade name, service mark, or copyright infringement or any other violation of any Intellectual Property have been made in writing since January 1, 2001 by any person against either Company with respect to the right of either Company to continue to sell any product or service or otherwise operate the Companies’ businesses without payment of a royalty, license fee, or similar fee to such person (other than payments that are currently subject to a License described in Section 4(l) of the Disclosure Schedule or the non-disclosure of which therein would not constitute a misrepresentation under Section 4(l)), except in the case of clauses (A) through (C) as does not have a Material Adverse Effect.

(iv)                              To the Knowledge of Target, the conduct of the Companies’ businesses as currently conducted does not infringe or otherwise violate any third-party Intellectual Property, except as would not have a Material Adverse Effect.

(v)                                 To the Knowledge of Target, no third party is infringing or otherwise violating any Company Intellectual Property owned by the Companies and, since January 1, 2001, no claims or other adversarial proceedings have been brought or threatened in writing against any third party regarding Company Intellectual Property by Target, a Target Affiliate, or either of the Companies, except as would not have a Material Adverse Effect.

(vi)                              Neither Target nor either Company has received any written notice that any patent, trademark, service mark, or copyright described in Section 4(k)(i) of the Disclosure Schedule has been declared unenforceable or otherwise invalid by any court or governmental authority.

(l)                                   Contracts.

(i)                                     Section 4(l)(i) of the Disclosure Schedule lists the following written agreements or contracts (other than Real Estate Agreements) in effect as of the date of this Agreement to which either Company is a party:

(A)                              each employment agreement (other than those that are or at the Closing Date will be terminable at will by either Company without any liability or penalty to either Company except with respect to services rendered prior to Closing);

(B)                                each covenant not to compete that materially restricts the operation of either Company as presently conducted;

(C)                                each operating lease (as lessor or lessee) of tangible personal property (other than any such lease calling for payments of less than $250,000 per year);

(D)                               each material License of any patents, trademarks, trade names, service marks, copyrights, or other Intellectual  Property received from or granted to third parties other than licenses with Target Affiliates that terminate at or prior to Closing (each, an “IP License”) (other than Retained Software Agreements (as defined in Section 8(i), non-negotiated licenses for Company Intellectual Property embedded in equipment or fixtures and non-exclusive implied licenses and non-exclusive, non-negotiated licenses for the use of third-party Intellectual Property in connection with the sale of products or services);

(E)                                 each management, personal service, consulting, or other similar type of contract under which there exists an aggregate future liability in excess of $250,000 per contract (other than those that are or at the Closing Date will be terminable at will or upon not more than 90 days’ notice by either Company without any liability or penalty to either Company except with respect to services rendered prior to Closing and other than those entered into in connection with a license);

(F)                                 each material radio, television or newspaper advertising agreement (other than those that are or at the Closing Date will be terminable at will or upon not more than 90 days’ notice by either   Company without any liability or penalty to either Company except with respect to services rendered or products sold prior to Closing);

(G)                                each agreement for the purchase by either of the Companies of supplies or products that calls for performance over a period of more than one year (other than those that are or at the Closing Date will be terminable at will or upon not more than 90 days’ notice by either Company without any liability or penalty to either Company except with respect to services or products purchased prior to Closing);

(H)                               each mortgage agreement, deed of trust, security agreement, purchase money agreement, conditional sales contract, or capital lease created or assumed by, or permitted to be created by written instrument made or accepted by, either Company (other than (1) any purchase money agreement, conditional sales contract, or capital lease evidencing liens only on tangible personal property under which there exists an aggregate future liability not in excess of $250,000 per contract or lease, (2) protective filings of financing statements under the Uniform Commercial Code, and (3) agreements evidencing liens on the Real Estate covered by a Title Commitment that are shown on a Title Commitment or are otherwise of record);

(I)                                    any contract under which either Company has advanced or loaned any other person amounts in the aggregate exceeding $250,000;

(J)                                   any agreement, except with the other Company, with respect to the lending or investing of funds, including, without limitation, agreements to purchase, redeem or otherwise acquire any ownership interest in or other security of, or, except with respect to depository accounts, to provide funds to, lend or make any investment (in the form of a loan, capital contribution or otherwise) in, any other person;

(K)                               any outstanding power of attorney executed on behalf of either Company (other than those entered into in the ordinary course of business in connection with intellectual property or Tax matters);

(L)                                 each other agreement or contract not made in the ordinary course of business (other than an agreement or contract calling for payments by either Company of less than $250,000 per year).

(ii)                                  Section 4(l) of the Disclosure Schedule sets forth each written agreement or contract (excluding the IT Agreements, as defined in the Transition Services Agreement) in effect as of the date of this Agreement or immediately prior to the Closing that relates primarily to the operation of Mervyn’s business or the ownership of its assets to which Target but not Mervyn’s is a party and the termination of which, after giving effect to the Transition Services Agreement, would have a Material Adverse Effect.

(iii)                               To the Knowledge of Target, each agreement and contract required to be listed in Section 4(l) of the Disclosure Schedule (collectively, “Material Contracts”) is valid, binding and in full force and effect, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar laws affecting creditors’ rights generally and by general principles of equity.

(iv)                              No Company is (with or without the lapse of time or the giving of notice, or both) in breach of or in default under any Material Contract, and, to the Knowledge of Target, no other party to any Material Contract is (with or without the lapse of time or the giving of notice, or both) in breach of or in default under any Material Contract, except for, in either case, defaults that do not have a Material Adverse Effect.

(v)                                 A true and complete copy of each Material Contract has been made available to Buyer, together with all written amendments, waivers and other changes thereto.

(vi)                              For purposes of this Section 4(l), agreements or contracts “terminable at will” mean agreements or contracts that do not provide for specified terms of completion, expiration, or termination or are expressly made terminable at will, regardless of whether any covenant of good faith and fair dealing may be implied, as a matter of law, in connection with the termination thereof.

(m)                             Litigation; Decrees.  No action, lawsuit, proceeding, or governmental investigation is pending (with respect to which Target or either Company has been served or otherwise notified) or, to the Knowledge of Target, threatened against Target or either Company as of the date of this Agreement (other than (A) workers’ compensation claims, (B)  actions, lawsuits, proceedings, or investigations set forth in the Environmental Reports (as defined in Section  4(r)), and (C)  challenges by governmental intellectual property office examiners as part of the application process) that, if decided adversely to such person, (i) would have a Material Adverse Effect or (ii) would materially impair the ability of Target to consummate the transactions contemplated hereby.  As of the date of this Agreement, no Company is specifically identified as a party subject to any material restrictions or limitations under any judgment, order, or decree of any court, administrative agency, or commission, or other governmental authority or instrumentality, domestic or foreign.  The representations in this Section 4(m) do not relate to Taxes or environmental matters, all representations with respect to which are the subject of Sections 4(g) and 4(r), respectively.

(n)                               Insurance.  True and complete copies or accurate summaries of all insurance policies in force relating to the Companies or their respective businesses or assets have been made available to Buyer.

(o)                                 Employee Benefits; ERISA.

(i)                                     Section 4(o) of the Disclosure Schedule identifies each employee pension, profit sharing, retirement, stock bonus, stock option, stock purchase, deferred compensation, medical, dental, vacation, insurance, sick pay, disability, severance, or other material plan, incentive plan, fund, program, policy, contract, or arrangement (including any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) providing employee benefits that is maintained or contributed to by Target or either Company in which any employees of Mervyn’s are participating or under which any current or former employees of Mervyn’s have accrued any benefits while employed by Mervyn’s to which they remain entitled or with respect to which either Company has any liability (collectively, the “Plans”).  True and complete copies or accurate summaries (where written Plan documents do not exist) of all Plans have been made available to Buyer.  Except as described on Section 4(o) of the Disclosure Schedule, no Plan provides post-employment medical or life insurance benefits to current or future retired or terminated employees of Mervyn’s.  Each Plan listed on Section 9(b)(i) of the Disclosure Schedule has been maintained in accordance with applicable laws, including, without limitation, ERISA and the Code and each Plan that is intended to be qualified under the Code Section 401(a) is so qualified and nothing has occurred that would adversely affect such qualified status.  All premiums or other payments under the Plans listed on Section 9(b)(i) of the Disclosure Schedule have been made on a timely basis and, except as expressly provided under Section 9, no Company is liable for any material unfunded liability under any Plan.

(ii)                                  Buyer will not have after the Closing Date any liability or obligation for benefits payable under any Plan to or with respect to any individual who is not a Covered Person (as defined in Section 9(b)(i)), and will not have after the Closing Date any liability to any individual to the extent such liability or obligation is retained by Target as described in Sections 9(e), (j), and (k).  In addition, Buyer will not have after the Closing Date any liability of any kind with respect to any similar plan, fund, program, policy, contract, or arrangement maintained by Target, or by any of its affiliates that is aggregated with Target under Code Section 414 or ERISA Section 4001, that is not a Plan but that would be a Plan if it provided benefits to employees or former employees of Mervyn’s.

(iii)                               Brands employees are concurrently employed by Target Brands, Inc. and, as of the Closing Date, will be exclusively employed by Target Brands, Inc.

(p)                               Absence of Changes or Events.  Except as contemplated by this Agreement, from the date of the Interim Statement of Net Assets to the date of this Agreement, the Companies have conducted their respective businesses in the ordinary course substantially consistent with past practice.  Without limiting the generality of the immediately preceding sentence, except as contemplated by this Agreement, from the date of the Interim Statement of Net Assets to the date of this Agreement, neither Company has:

(i)                                     suffered any damage to or destruction of any properties or assets or other event or occurrence that has a Material Adverse Effect;

(ii)                                  amended its articles of incorporation or by-laws;

(iii)                               redeemed or otherwise acquired any shares of its capital stock or issued any shares of capital stock or any option, warrant, or right relating thereto;

(iv)                              granted to any officer or director- level employee any increase in compensation or other material benefits, except as required under existing agreements or in the ordinary course of business consistent with past practice, and except for retention agreements not extending past the Closing Date;

(v)                                 granted any mortgage, pledge, lien, or encumbrance on, or agreed to the imposition of any restriction or charge of any kind with respect to, any material asset, other than pursuant to purchase money agreements, conditional sales contracts, capital leases, operating leases, or IP Licenses disclosed in Section 4(l)(i)(D) of the Disclosure Schedule or the non-disclosure of which in Section  4(l) of the Disclosure Schedule would not constitute a misrepresentation under Section  4(l);

(vi)                              purchased, licensed or otherwise acquired any assets or made any capital expenditures that are material, individually or in the aggregate, to the Companies taken as a whole (other than (A) purchases of inventory in the ordinary course of business consistent with past practice, and (B)  capital expenditures consistent with Mervyn’s past practices);

(vii)                           sold, licensed or otherwise disposed of any assets that are material, individually or in the aggregate, to the Companies as a whole (other than sales of inventory in the ordinary course of business consistent with past practices);

(viii)                        materially adversely modified or amended any Material Contract or Real Estate Agreement;

(ix)                                made any material change in accounting methods, principles or credit policies or procedures, cash management practices, or materially delayed or postponed the payment of any accounts payable or other accrued expenses (other than those being contested in good faith) beyond the date such expenses would have customarily been paid;

(x)                                   accelerated the collection of, or discounted, any accounts receivable or deferred revenue or otherwise accelerated cash collections of any type, or taken any actions or omitted to take any actions, in any of such events with the intent or the purpose of increasing the Net Assets as of the Closing Date; or

(xi)                                other than this Agreement, agreed to do any of the foregoing.

(q)                               Compliance with Laws.  Each Company is in compliance with all applicable statutes, laws, ordinances, rules, orders, and regulations of any governmental authority or instrumentality, domestic or foreign, except for noncompliance that does not have a Material Adverse Effect.  As of the date of this Agreement, neither Target nor the Companies have received written notice of any violation of any applicable statutes, laws (domestic or foreign), ordinances, rules, orders, or regulations of any governmental authority or instrumentality, which has not otherwise been remedied to the extent the failure to remedy such violation has a Material Adverse Effect.  This Section 4(q) does not relate to Taxes or compliance with Environmental Laws, all representations with respect to which are the subject of Sections 4(g) and 4(r), respectively.

(r)                                  Environmental Matters.

(i)                                   As used in this Agreement:

(A)                              “Environmental Claim” means any written notice to Target or either Company by a person or entity alleging potential material liability of either Company (including potential material liability for investigatory costs or governmental response costs) arising out of, based on, or resulting from (1) the presence, or release into the environment, of any Hazardous Substance at any Real Estate or (2) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law;

(B)                                “Environmental Laws” means all applicable federal, state, and local statutes, regulations, laws, or ordinances, and all common law relating to the protection of human health or the environment;

(C)                                “Environmental Permits” means all permits, licenses, or authorizations required to operate Mervyn’s business as presently operated pursuant to any Environmental Law;

(D)                               “Environmental Reports” means those environmental reports described in Section 4(r) of the Disclosure Schedule; and

(E)                                 “Hazardous Substance” means contaminants, hazardous wastes, petroleum, asbestos, and other hazardous materials listed in, regulated by, or identified in any Environmental Law.

(ii)                                Except as disclosed by the Environmental Reports or where noncompliance does not have a Material Adverse Effect, the operation of the businesses of the Companies is in compliance with all applicable Environmental Laws and Environmental Permits.

(iii)                             Except as disclosed by the Environmental Reports, and except for Environmental Claims that do not have a Material Adverse Effect, there are no Environmental Claims pending or, to the Knowledge of Target, threatened, with respect to the Companies.

(iv)                            Except as disclosed by the Environmental Reports, and except for conditions that do not have a Material Adverse Effect, no Hazardous Substances are or have been present in, on, or under, the Real Estate in such forms or quantities so as to create any material unpaid liability of Mervyn’s under any Environmental Law.

(v)                               Target has made available to Buyer copies of the Environmental Reports but makes no representation or warranty as to the accuracy of any aspect of the Environmental Reports.

(vi)                            Except as disclosed by the Environmental Reports, there is no material order, decree, injunction or other arrangement with any governmental entity or third party with respect to the business of the Companies relating to any Environmental Claim or Environmental Law, which is reasonably likely to prevent, for more than 10 days, the operation of the business of the Companies.

(s)                                Employee and Labor Relations.  As of the date hereof, neither Company is a party to or is bound by any collective bargaining agreements or other contracts with any labor union representing employees of either Company.  No labor strikes, lockouts, or material labor disputes or work stoppages are pending or, to the Knowledge of Target, have been threatened from January 1, 2002 to the date of this Agreement against or affecting employees of either Company.  To the Knowledge of Target, no union organizational campaign has occurred from January 1, 2002 to the date of this Agreement with respect to the employees of either Company.

(t)                                 Absence of Undisclosed Liabilities.  The Companies have no liabilities or obligations (other than Permitted Exceptions and other liabilities or obligations arising under Leased Real Estate or Leases as to which no representation is made pursuant to this Section 4(t)) arising out of the transactions, actions or circumstances existing at or prior to the Closing Date except (i) liabilities and obligations disclosed in this Agreement or on the Disclosure Schedule, (ii) liabilities or obligations arising under Plans disclosed in Section 4(o) of the Disclosure Schedule, under contracts and commitments existing on the date hereof described on Section 4(l) of the Disclosure Schedule, or under contracts and commitments existing on the date hereof not required to be disclosed thereon due to specific dollar thresholds, termination rights or length of performance or under contracts or commitments entered into after the date hereof in compliance with this Agreement, (iii) liabilities and obligations reflected on the liability side of the Interim Statement of Net Assets or arising in the ordinary course of business after the date of the Interim Statement of Net Assets and (iv) liabilities and obligations that would not have a Material Adverse Effect.

(u)                              Mervyn’s Inc.  Mervyn’s  Inc., a wholly owned subsidiary of Target, does not have any properties, assets, rights, titles or interests (of any kind or nature) and it is not a party to any contracts, agreements or other instruments.

5.                                       Covenants of Target.  Target covenants as follows:

(a)                                Access.  Subject to Buyer’s obligations under the Confidentiality Agreement (as defined in Section 7(a)), before the Closing, Target will, and will cause each Company to, give Buyer and its officers, employees, agents, representatives and lenders reasonable access, during normal business hours and upon reasonable notice, to the personnel, properties, books, and records of the Companies including, without limitation the right to contact the landlord under the Leases for purposes of attempting to obtain landlord lien waivers, estoppel certificates and such other agreements (which shall not bind Mervyn’s unless the Closing occurs) as may be requested by such lenders with the consent of Target, which consent shall not be unreasonably withheld, and preparation of surveys and conduct of Phase I environmental site assessments, provided such activities are coordinated with Target in advance; and provided further, however, that:

(i)                                     such access shall not unreasonably disrupt the normal operations of Target or the Companies;

(ii)                                  neither Buyer nor any of its officers, employees, agents, or representatives shall have access to any personnel of the Companies or any other businesses of any Target Affiliate other than the employees identified in Section 5(a) of the Disclosure Schedule without Target’s prior written consent, which may not be unreasonably withheld; and

(iii)                               neither Buyer nor any of its officers, employees, agents, or representatives may contact any landlord or vendor of Mervyn’s without Target’s prior written consent (which consent shall not be unreasonably withheld).

(b)                               Ordinary Conduct.  Except as set forth in Section 5(b) of the Disclosure Schedule or as contemplated by this Agreement, from the date hereof through the Closing Date, Target will cause the Companies to conduct their businesses and use, operate, maintain and repair the Real Estate in the ordinary course in substantially the same manner as presently conducted and will maintain proper business and accounting records, repair and maintain its Real Estate in accordance with past practices, and make all reasonable efforts consistent with past practices to preserve the business organization of the Companies and relationships of the Companies with their material suppliers, officer-level employees, and others with whom they have a material business relationship.  In addition, except as set forth in Section 5(b) of the Disclosure Schedule or as contemplated by this Agreement, Target will not permit any Company to do any of the following without the prior written consent of Buyer:

(i)                                     amend its articles of incorporation or by-laws;

(ii)                                  redeem or otherwise acquire any shares of its capital stock or issue any capital stock or any option, warrant, or right relating thereto;

(iii)                               declare or make any distribution of any of its non-cash assets with respect to the equity securities of Brands (it being understood that the Companies distribute directly or indirectly to Target on a daily basis substantially all of their cash (other than “register cash” in an amount as is necessary to open the Mervyn’s stores on the day after the Closing Date, determined by reference to Mervyn’s historical practices, which in any event shall not be less than $3,800,000) and that such intercompany distributions will be subject to Section 8(g)); provided, however, that distributions (as dividends, loans, or advances) of assets may be made by Brands to Mervyn’s at any time before the Closing Date;

(iv)                              adopt or amend in any material respect any Plan;

(v)                                 enter into any collective bargaining agreement;

(vi)                              other than retention agreements not extending past the Closing Date, grant to any officer or director-level employee any increase in compensation or other material benefits (including, without limitation, any retention agreements), except as may be required under existing agreements or in the ordinary course of business consistent with past practice;

(vii)                           incur or assume any liabilities, obligations, or indebtedness for borrowed money or guarantee any such liability, obligation, or indebtedness, other than in the ordinary course of business consistent with past practice;

(viii)                        grant any mortgage, pledge, lien, or encumbrance on, or agree to the imposition of any restriction or charge of any kind with respect to, any material assets, other than (A) pursuant to purchase money agreements, conditional sales contracts, capital leases, operating leases, or Licenses the non-disclosure of which in Section 4(l) of the Disclosure Schedule would not constitute a misrepresentation under Section 4(l) and (B) such mortgages, pledges, liens, or encumbrances which are not material, individually or in the aggregate, to the Companies as a whole;

(ix)                                purchase or otherwise acquire any assets or make any capital expenditures that are material, individually or in the aggregate, to the Companies as a whole (other than (A) purchases of inventory in the ordinary course of business consistent with past practice, (B) such capital expenditures that, together with all other such capital expenditures made by the Companies since the date of the Interim Statement of Net Assets, do not exceed $75  million in the aggregate, (C) capital expenditures required under Real Estate Agreements for capital improvements that are not controlled exclusively by Target or the Companies, and (D) capital expenditures required by any governmental or regulatory authority);

(x)                                   acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, association, or other business organization or division thereof;

(xi)                                sell, license or otherwise dispose of assets that are material, individually or in the aggregate, to the Companies as a whole (other than sales or other dispositions of (A) inventory in the ordinary course of business consistent with past practices, (B) the stores set forth in Section 5(b)(xi) of the Disclosure Schedule that are subject to a listing or sales agreement as of the date of this Agreement; provided, however, Target will not dispose, sell or lease such assets without Buyer’s consent and Buyer hereby agrees to indemnify and hold Target and the Company harmless from any costs or liability incurred for failure to proceed with such transactions (such indemnification obligation shall survive the Closing or termination of this Agreement), (C) Mervyn’s Riverside, California property in the manner described in Section 5(b) of the Disclosure Schedule; provided, however, Mervyn’s sublease with Target shall provide for customary non-disturbance protection for Mervyn’s and Target will request from those parties holding senior interests, similar non-disturbance protection for Mervyn’s, and (D) the Minnesota Stores, as defined in Section 8(m));

(xii)                             subject to Section 5(f), terminate any Real Estate Agreement, except terminations upon expiration of the term for which there are no renewals and extensions thereof of such Real Estate Agreement;

(xiii)                          make any material change in accounting methods, principles or credit policies or procedures, cash management practices, tax elections that do not relate to Target’s consolidated Income Tax returns or reporting methods, or materially delay or postpone the payment of any accounts payable or other accrued expenses (other than those being contested in good faith) beyond the date such expenses would have customarily been paid;

(xiv)                         accelerate the collection of, or discount, any accounts receivable or defer revenue or otherwise accelerate cash collections of any type, or take any actions or omit to take any actions, in any of such events with the intent or the purpose of increasing the Net Assets as of the Closing Date; or

(xv)                            agree to do any of the foregoing.

(c)                                Confidentiality.  Target will keep confidential and cause the other Target Affiliates to keep confidential all non-public information relating to the Companies that does not also relate to any of the other businesses of any Target Affiliate, except for disclosures required by law or administrative process (including disclosures required in Tax returns or in other governmental filings) and disclosures in the defense of any Third-Party Claim (as defined in Section 11(e)) or the contest of any Tax Claim (as defined in Section 10(h)); provided that Target shall provide Buyer with reasonable notice of any required disclosure, to the extent practicable, and except for information that becomes public other than as a result of a breach of this Section 5(c) or is disclosed by Target in the defense of any claim by Buyer or any of its affiliates against Target.

(d)                               Insurance and Insurance Proceeds.  Target shall keep, or cause to be kept, all insurance policies of Target relating to the Companies, or equivalent replacements therefor, in full force and effect through the Closing Date.  To the extent that Target has in force any policies of property and casualty insurance insuring the Companies, any proceeds of insurance payable (in excess of any deductible, retention, or self-insurance amount) in respect of any event that occurs from and after the date of this Agreement and on or before the Closing Date shall be received by Target in trust for Buyer and, to the extent the damage to which the proceeds pertain has not been repaired or restored, shall be paid over to Buyer at the Closing, or, if no proceeds have been received before the Closing, Target shall assign any of its claims thereto to Buyer promptly following the Closing Date, and in each such case, the amount of the proceeds shall be included in the determination of Final Net Assets.  Subject to the terms of Target’s liability insurance policies, Target shall use commercially reasonable efforts so that Buyer will have the right, power, and authority, in the name of Target, to make directly to the insurer any request for payment under Target’s liability insurance policies of any claim relating to the Companies.  Buyer may make such a request for payment only to the extent that a person of ordinary prudence in like circumstances would make a claim under the person’s own insurance policy.

(e)                                Exclusivity.  Unless and until this Agreement is terminated pursuant to its terms (the “Exclusivity Period”), Target agrees that Buyer shall have the exclusive right to consummate the transactions contemplated by this Agreement or any other similar transaction with Target.  During the Exclusivity Period, Target shall not, and Target shall not authorize any of Target’s affiliates, officers, directors, employees or agents (including any investment banker, attorney or accountant retained by any of the foregoing) to, (i) solicit, initiate or encourage the submission of any proposal or offer from any person (including any of Target’s affiliates, officers, directors, employees, agents or other representatives) relating to (A) a sale of all or any portion of the Shares or Securities (as the case may be), (B) a sale of all or a substantial portion of the assets (other than sales of inventory in the ordinary course of business) of any of the Companies or (C) any similar transaction or business combination involving the Shares or Securities (as the case may be) or such assets, (ii) enter into any agreement or commitment related to any such transaction or (iii) furnish to any other person any information with respect to or assist or participate in or facilitate in any other manner any effort to do or seek to do, any of the foregoing.  Target shall use reasonable efforts to ensure that none of the events set forth in clauses (i) - (iii) above occur.  Target shall immediately cease and cause to be terminated any and all contacts, discussions and negotiations with third parties regarding any of the foregoing, and Target shall promptly notify Buyer of any proposal with respect to the foregoing (including providing the identity of the person making such proposal and copies of such proposal), or any inquiry or contact with any person with respect thereto.

(f)                                  Real Estate.  From the date hereof until the Closing Date, Target shall exercise all renewal and extension options currently existing with respect to all Real Estate Agreements, provided that Target shall not be required to cause the exercise of such options if the time for exercise would not expire prior to the Closing and except as provided in Section 5(b)(xi), shall not sell, transfer or encumber any Real Estate or assign, sublease, encumber or terminate any Real Estate Agreement, without Buyer’s prior written consent.  Target shall, from time to time and in each case upon written request and as directed by Buyer, cause Mervyn’s or any other Company to exercise any other rights of renewal or extension, rights of first offer, rights of first refusal, or purchase options, or similar rights or options under any Real Estate Agreement or any other material agreement with respect to the Real Estate to which Mervyn’s or any other Company is a party; provided that Target shall not be required to cause the exercise of any such rights if the time for exercise would not expire prior to the Closing and, if Buyer has so directed Mervyn’s to exercise such rights, Buyer shall provide any funds required to be paid or deposited in connection therewith when due.  Buyer shall indemnify Target from and against any and all actual costs incurred in connection with the exercise of any rights by Buyer under this Section 5(f), including, without limitation, any option or purchase price paid in connection therewith and any exercise of any renewal right or extension option that Target would have otherwise not exercised and such indemnification obligation shall survive the Closing or termination of this Agreement.

(g)                               Indebtedness.  Each of the Companies shall have no outstanding Indebtedness as of immediately prior to the Closing Date other than as set forth in Section 5(g) of the Disclosure Schedule.  As applied to each of the Companies, “Indebtedness” means indebtedness for borrowed money, whether current or funded, or secured or unsecured, including without limitation, (i) all indebtedness of any such Company for the deferred purchase price of property or services, whether or not represented by a note, (ii) all indebtedness of any such Company created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (iii) all indebtedness of any such Company secured by a purchase money mortgage or other lien to secure all or part of the purchase price of the property subject to such mortgage or lien, (iv) all interest, fees and other expenses and amounts owed with respect to the indebtedness referred to above, and (v) all indebtedness referred to above which is directly or indirectly guaranteed by such Company or which such Company has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.  Notwithstanding the foregoing, “Indebtedness” shall not include customer down-payments for goods or services provided or to be provided by each of the Companies, or any intercompany indebtedness (which pursuant to Section 8(g) hereof shall be paid in full or canceled).

(h)                               No Post-Conversion Tax Election.  After the Mervyn’s Conversion and Brands Conversion, neither Target nor any Company will make any election or take any action to cause either Company to be treated as a corporation for U.S. federal Income Tax purposes.

6.                                       Representations and Warranties of Buyer.  Buyer hereby represents and warrants to Target as follows:

(a)                                Organization and Authority of Buyer.  Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of Delaware.  Buyer has all requisite company power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  All company acts and proceedings required to be taken to authorize the execution, delivery, and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby have been duly and properly taken.  This Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution, and delivery of this Agreement by Target, constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar laws affecting creditors’ rights generally and by general principles of equity.

(b)                               Non-Contravention.  The execution, delivery, and performance by Buyer of this Agreement and all agreements, instruments and other documents referred to herein to be entered into by Buyer do not, and the consummation by Buyer of the transactions contemplated hereby and thereby will not, (i) conflict with, or result in any violation of, any provision of the limited liability company agreement (or other organizational documents) of Buyer, or (ii) conflict with, result in any violation of, or constitute a default under, any instrument, contract, commitment, agreement, or arrangement to which Buyer is a party or by which Buyer or the property or assets of Buyer is bound, or any judgment, order, writ, injunction, or decree to which Buyer has been specifically identified as subject, or result in any violation of any statute, law, ordinance, rule, or regulation applicable to Buyer or its property or assets (except where such conflict, violation, or default would not materially impair the ability of Buyer to consummate the transactions contemplated hereby).  No material consent, approval, license, permit, order, or authorization of, or registration, declaration, or filing with, any court, administrative agency or commission, or other governmental authority or instrumentality, domestic or foreign, is required to be obtained or made by or with respect to Buyer in connection with the execution, delivery, and performance by Buyer of this Agreement or the consummation by Buyer of the transactions contemplated hereby, other than compliance with and filings under the HSR Act.

(c)                                Litigation.  There are no actions, lawsuits, proceedings, or investigations pending (with respect to which Buyer has been served or otherwise notified) or, to the knowledge of Buyer, threatened against Buyer as of the date of this Agreement that, if decided adversely to Buyer, would materially impair the ability of Buyer to consummate the transactions contemplated hereby.

(d)                               Commitment Letters.  Attached as Exhibit D hereto are equity and debt commitment letters (the “Commitment Letters”) from Buyer’s financing sources in an aggregate amount that exceeds the sum of the Purchase Price, the estimated transaction expenses arising from the transactions contemplated hereby and the on-going working capital requirements of the Companies.  As of the date of this Agreement, the Commitment Letters are in full force and effect and have not been amended or modified.  Buyer has no reason to expect as of the date of this Agreement that any of the conditions set forth in the Commitment Letters will not be satisfied.

(e)                                Securities Laws.  The Securities purchased by Buyer pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof, and Buyer will not offer to sell or otherwise dispose of the Securities so acquired by it in violation of any of the registration requirements of the Securities Act of 1933, as amended.

7.                                       Covenants of Buyer.  Buyer covenants as follows:

(a)                                Confidentiality Agreement.  Buyer acknowledges that the information being provided to it by Target is subject to the terms of a confidentiality agreement between Buyer’s equity holders and Target dated March 17 and April 8, 2004 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference.  The Confidentiality Agreement shall remain in effect after the Closing Date except that, following the Closing Date, Evaluation Material (as defined therein) shall be deemed not to include any information owned by either Company or licensed or leased to either Company, in each case as of the Closing Date.

(b)                               No Representations or Warranties.  Buyer acknowledges that neither Target nor any other person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Companies not expressly included in this Agreement or in any certificate signed by Target and delivered pursuant hereto, and neither Target nor any other person will have or be subject to any liability to Buyer or any other person resulting from the distribution to Buyer, or Buyer’s use, of any such information except in the case of intentional fraud.

(c)                                Certain Claims.  From and after the Effective Time, Buyer shall cause the applicable Company to pay Target, whenever received, the amount of any recovery by the Company (net of expenses of the Companies incurred after the Cut-Off Date) with respect to  the litigation captioned In re Visa Check Card/Master Money Antitrust Litigation .  The applicable Company shall assign all such recoveries to Target effective immediately before the Effective Time, Target shall have the right to take all actions to effect such recoveries, and the applicable Company shall take all commercially reasonably actions requested by Target to effect such recoveries for the benefit of Target (at Target’s sole cost and expense).

(d)                               Commitment Letters.  Buyer will not agree to the termination or amendment of any of the Commitment Letters or grant any waiver thereunder without the prior written consent of Target and will use its reasonable best efforts to enforce the terms of the Commitment Letters for the benefit of Target.

8.                                       Mutual Covenants.  Each of Target and Buyer covenants as follows:

(a)                                Consents.  Buyer acknowledges that (i) certain consents (including consents contingent on the fulfillment of certain conditions), approvals, waivers, agreements, or actions of, or (with or without lapse of time) notice to, third parties relating to the transactions contemplated by this Agreement may be required under instruments, contracts, commitments, agreements, or arrangements (the “Required Consents”), which Required Consents have not been obtained or are themselves subject to conditions not fulfilled as of the Closing, and (ii) certain new governmental franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights may be required in order for Buyer to conduct the businesses of the Companies following the Cut-Off Date in the same manner in which the businesses of the Companies were conducted before the Cut-Off Date.  Except as otherwise expressly provided in this Section 8(a), Target shall not have any liability whatsoever to Buyer arising out of or relating to the failure to obtain any Required Consents or any such new governmental franchises, approvals, permits licenses, orders, registrations, certificates, variances, or similar rights that may be required so long as Target has not otherwise breached any of its representations and warranties in Section 4(d).  No representation, warranty, or covenant of Target contained herein shall be breached or deemed breached, and no condition shall be deemed not satisfied, based on (A) the failure to obtain any such Required Consents or any such new governmental franchises, approvals, permits licenses, orders, registrations, certificates, variances, or similar rights, or (B) any lawsuit, action, claim, proceeding, or investigation commenced or threatened by or on behalf of any person arising out of or relating to the failure to obtain any such Required Consents or any such new governmental franchises, approvals, permits licenses, orders, registrations, certificates, variances, or similar rights so long as Target has not otherwise breached any of its representations and warranties in Sections 4(d); provided, however, that nothing stated herein shall supersede the conditions set forth in Sections 3(a)(iv), 3(a)(v), 3(b)(ii), or 3(b)(iii) or the obligations of Target under this Section 8(a).  Target shall cooperate with Buyer in any reasonable manner in connection with Buyer obtaining any Required Consents and any new governmental franchises, approvals, permits licenses, orders, registrations, certificates, variances, or similar rights; provided, however, that such cooperation shall not include any requirement of any Target Affiliate to make any payment or offer or grant any accommodation (financial or otherwise) to any third party unless, in the case of payment, Buyer makes such payment and, in any other case, Target shall cooperate only if Buyer agrees to reimburse such Target Affiliate for its reasonable out-of-pocket costs with respect thereto and such reimbursement would fully compensate such Target Affiliate for the offer or grant of the accommodation.

(b)                               Cooperation; Further Assurances.

(i)                                     Buyer and Target shall cooperate with each other and shall cause their respective affiliates and the officers, employees, agents, and representatives of themselves and their respective affiliates to cooperate with each other after the Closing Date through and including March 31, 2005  to ensure the orderly transition of the Companies from Target’s ownership of the Securities to Buyer’s ownership of the Securities and to minimize any disruption to the respective businesses of Target or Buyer that might result from the transactions contemplated hereby.  Each party shall reimburse the other for reasonable out-of-pocket expenses (but not compensation payments to employees) incurred in assisting the other pursuant to this Section 8(b).  Neither party shall be required by this Section 8(b) to take any action that would unreasonably interfere with the conduct of its or its affiliates’ businesses.

(ii)                                  Without limiting the provisions of any other Section hereof, after the Closing, upon reasonable written notice, Buyer and Target agree to furnish or cause to be furnished to each other and each other’s officers, employees, agents, and representatives access, during normal business hours, to such information relating to the Companies and such other assistance as is reasonably necessary for financial reporting, accounting, and other reasonably appropriate purposes; provided, however, that such access or assistance shall not unreasonably disrupt the normal operations of Target, Buyer, or the Companies.  Without limiting the generality of the foregoing, Target and its representatives shall have the right to reasonable access to the books and records maintained by the Companies or by Buyer relating to the Companies at reasonable times during normal working hours upon reasonable notice to Buyer for so long after the Closing as Buyer or the Companies retain such books and records for the purpose of examining such books and records and making copies thereof, provided that Buyer shall retain books and records relating to Taxes or Tax Returns for at least seven years after the Closing and its other books and records in accordance with its customary document retention policies, and, if at least seven years but less than ten years after the Closing, Buyer or the Companies desire to destroy such books and records relating to Taxes or Tax Returns, Buyer or the Companies may destroy them only if before their destruction Buyer offers in writing to return such books and records to Target and Target either rejects such written offer or fails to respond to such written offer within 30 days after receipt thereof.

(iii)                               From time to time after the Closing, as and when requested by a party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions (subject to the limitation set forth in Section 8(a)), as the requesting party may reasonably deem necessary or desirable to give full effect to this Agreement.

(iv)                              Nothing in this Section 8(b) shall affect the rights and obligations of the Target Affiliates and Buyer under the Transition Services Agreement.

(c)                                  Certain IP Matters.

(i)                                     As used in this Agreement, “Retained Names and Marks” means the name of any Target Affiliate, or any trade name, trademark, service mark, or logo of any Target Affiliate.  For avoidance of doubt, the Retained Names and Marks do not include “Mervyn’s” or any other trade names, trademarks, service marks, or logos of the Companies.

(ii)                                  Buyer shall cause the Companies to cease promptly, but in no event later than 30 days after the Closing Date, using any (A) advertising or promotional materials and (B) any stationery, business cards, business forms, and other similar items owned by either of the Companies as of the Closing Date, in each case that contain anywhere thereon any of the Retained Names and Marks; provided, however, that Buyer shall cause the Companies, when using items referred to in clause (B) in the context of entering into or conducting contractual relationships, to make reasonably clear to all other applicable parties that Buyer or one of the Companies, rather than any Target Affiliate, is the party entering into or conducting the contractual relationship, and further provided that Buyer shall ensure that personnel of the Companies using such items shall not, and shall have no authority to, hold themselves out as officers, employees, or agents of any Target Affiliate.

(iii)                               Buyer shall cause the Companies to cease promptly, but in no event later than 90 days after the Closing Date, using any packaging materials owned by Mervyn’s as of the Closing Date that contain anywhere thereon any of the Retained Names and Marks, unless such materials are changed to completely and permanently cover, delete, or obliterate the Retained Names and Marks or any Marks confusingly similar thereto.

(iv)                              Mervyn’s shall have the right to exhaust all inventories of finished products owned by Mervyn’s as of the Closing Date that contain as part of the physical products themselves (e.g., embroidered on a shirt or a label on a shirt, but not product packaging covered by clause (iii) above) any of the Retained Names and Marks, provided that Buyer shall cause Mervyn’s to use its commercially reasonable efforts to dispose of such finished products promptly after the Closing Date.

(v)                                 At the Closing, Target shall present (or shall cause one of its affiliates to present) Mervyn’s with a short term trademark and trade name license agreement that grants Mervyn’s the short term right, subject to the restrictions and as set forth in clause  (ii) through (iv) above, to use the Retained Names and Marks for the time periods set forth in clauses (ii) through (iv) above.

(vi)                              Other than as permitted under clauses  (ii) through (iv) above, Buyer shall cause the Companies not to use, without the prior written consent of Target, any of the Retained Names and Marks (or anything confusingly similar thereto) in any manner whatsoever.

(vii)                           Target will cause the Companies to enter into a short term trademark and trade name license agreement that grants the Target Affiliates the right to use the Companies’ trademarks and trade names in a manner similar to the manner in which the Target Affiliates use such trademarks and trade names as of the date of this Agreement for a period of up to 90 days following the Closing Date.

(viii)                        If the Closing occurs before the closing of Target’s sale of its Marshall Field’s business, then Buyer shall cause one of the Companies (with a guaranty by the other Company) to enter into a short-term, royalty-bearing license agreement with Target relating to the private-label products of Mervyn’s listed on Exhibit E, effective at or before the Effective Time, containing terms and conditions substantially as set forth in Exhibit E, which license Target intends to assign to the buyer of the Marshall Field’s business upon the closing of such sale.  If the Closing does not occur before the closing of Target’s sale of its Marshall Field’s business, then Target will cause one of the Companies (with a guaranty by the other Company) to enter into a short-term, royalty-bearing license agreement with the owner of the Marshall Field’s business relating to the private-label products of Mervyn’s listed on Exhibit E, effective at or before the effective time of the Marshall Field’s closing, containing terms and conditions substantially as set forth in Exhibit E.

(ix)                                Target shall cause one of the Companies to enter into a royalty-bearing license agreement with Target Brands, Inc. pursuant to which Target Brands, Inc. grants the Companies a right to use the ”In Due Time” brand, effective at or before the Effective Time and expiring on January 31, 2005, containing terms and conditions substantially as set forth in Exhibit F.

(x)                                   At or prior to the Closing, Target shall cause Target Brands, Inc. to assign to Mervyn’s or Brands (as determined by Buyer) its License to use the “Sideout” brand, effective at or before the Effective Time.

(xi)                                Notwithstanding anything to the contrary in Section 8(i), as of the Effective Time Target shall cause Target Brands, Inc. to assign to Brands that certain trademark license agreement between Target Brands, Inc. and The Associated Merchandising Corporation regarding the use of the “Sprocket’s” brand by The Associated Merchandising Corporation in connection with sales to its customer Boscov’s Department Store LLC.

(xii)                             Target will cause the Companies to enter into an intellectual property license between them, effective at or before the Effective Time, containing terms and conditions substantially as set forth in Exhibit G, pursuant to which Brands shall grant Mervyn’s a license to use the Company Intellectual Property owned or licensed by Brands.

(xiii)                          Buyer and Target acknowledge and agree that Brands owns the mervyns.com and similar URLs set forth on Section 4(k)(i) of the Disclosure Schedule, but that (i) neither Company owns any of the associated technology (including the other non-content aspects of web pages and templates), (ii) Mervyn’s shall retain all Intellectual Property rights owned by Mervyn’s in the Mervyn’s-specific content (other than technology including the other non-content aspects of web pages and templates) currently located at such URLs and (iii) as of the Effective Time, Target shall cause all such Mervyn’s-specific content to be removed from all Web sites operated by or on behalf of Target or a Target Affiliate.  To the extent Target or a Target Affiliate own any right, title or interest in or to any Intellectual Property rights in the Mervyn’s-specific content (other than technology, including the other non-content aspects of web pages and templates) located at the URLs set forth on Section 4(k)(i) of the Disclosure Schedule, Target hereby assigns to Mervyn’s all such right, title and interest in and to such content as of the Effective Time.

(xiv)                         As of the Closing Date, Target shall have caused (a) Mervyn’s, Inc., a wholly-owned subsidiary of Target, to be dissolved or (b) the name of Mervyn’s, Inc. to be changed to a name which does not contain the words “Mervyn’s” or any name or names confusingly similar thereto.

(xv)                            As of the Closing Date, Target shall assign to Target Brands, Inc., which in turn shall assign to Brands, any Future Intellectual Property (as such term is defined in the Sublicense Agreement between Target and Mervyn’s dated February 2, 2003 (the “Target-Mervyn’s License”)) that was conveyed, assigned or transferred to Target pursuant to Section 5(a) of the Target-Mervyn’s License and which has not previously been so conveyed, transferred or assigned to Target Brands, Inc. and subsequently to Brands.

(xvi)                         With respect to any software owned by (rather than licensed by) Target or any Target Affiliate that both (A) relates solely to the operation of Mervyn’s business and (B) is set forth in Exhibit K as being “Owned by Target,” Target shall, on or before the Closing Date, assign all of its right, title and interest in and to such software to Mervyn’s.

(d)                               Publicity.  Effective from the date of this Agreement, no public release or announcement concerning the transactions contemplated hereby shall be issued by Target (and Target shall cause the Companies not to make any such public release or announcement) or Buyer on or before the Closing Date without the prior written consent of the other party, except as such release or announcement may be required by law or the rules or regulations of any United States or foreign securities exchange, in which case the party required to make the release or announcement shall, if practicable under the circumstances, allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

(e)                                Reasonable Best Efforts.  Subject to the terms and conditions of this Agreement (including the limitations set forth in Section 8(a)), each party will use its reasonable best efforts as promptly as practicable to satisfy all conditions to Closing of the other party set forth in this Agreement that are within such party’s control.

(f)                                  Antitrust Notification.  Each of Target and Buyer (or its ultimate parent) will as promptly as practicable, but in no event later than seven days following the execution and delivery of this Agreement, file with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the notification and report form required for the transactions contemplated hereby and any supplemental information required in connection therewith pursuant to the HSR Act.     Each party represents and warrants that such notification and report form and all such supplemental information submitted by such party or its ultimate parent, and any additional supplemental information filed by such party or its ultimate parent after the date of the original filing, will be in substantial compliance with the requirements of the HSR Act.  Each of Buyer and Target shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act.  Target and Buyer shall keep each other apprised of the status of any communications with, and inquiries or requests for additional information from, the FTC or the DOJ, and shall use their reasonable best efforts to comply promptly with any such inquiry or request.  Each of Target and Buyer will use its reasonable best efforts to cause the expiration or early termination of the waiting period required under the HSR Act as a condition to the purchase and sale of the Securities and shall use its reasonable best efforts to defend against any action of the FTC or the DOJ to enjoin the sale of the Securities to Buyer.  Nothing stated in this Agreement shall require Buyer to agree to, or permit Target to agree to, the divestiture of any assets of Buyer or any of the Companies  to obtain termination of the waiting period under the HSR Act.

(g)                               Intercompany Accounts.  All intercompany accounts in effect immediately prior to the Effective Time between any Target Affiliate, on the one hand, and either Company, on the other hand, shall, be paid in full or canceled (as determined by Target) without payment effective at or before the Effective Time.  The Bid Net Assets and the Final Net Assets shall be determined without giving effect to any intercompany accounts or the payment or cancellation thereof.

(h)                               Transition Services.  At the Closing, one or more Target Affiliates and Mervyn’s shall enter into an agreement substantially in the form of Exhibit H providing for certain transition services (including software licenses and sublicenses) by such Target Affiliates for Mervyn’s after the Effective Time (the “Transition Services Agreement”).

(i)                                     Certain Contracts.

(i)                                     Except as otherwise provided in Section 8(i)(v), with respect to each contract or agreement that relates solely to the operation of Mervyn’s business or the ownership of its assets to which Target but not Mervyn’s is a party, Target will use reasonable commercial efforts before the Closing Date to cause such contract or agreement to be assigned to Mervyn’s.

(ii)                                  Except as otherwise provided in Section 8(i)(v), with respect to each contract or agreement that relates solely to the operation of Mervyn’s business or the ownership of its assets to which both Target and Mervyn’s are parties, Target will assign all of its rights and obligations thereunder to Mervyn’s as of the Effective Time.

(iii)                               With respect to each contract or agreement that does not relate solely to the operation of Mervyn’s business or the ownership of its assets to which Target and Mervyn’s are parties, Mervyn’s will assign all of its rights and obligations thereunder to Target as of the Effective Time.

(iv)                              With respect to each contract or agreement entered into by Target on behalf of it and its wholly owned subsidiaries, Buyer acknowledges that, except as set forth herein, neither Company has any rights thereunder and Buyer will not permit either Company to claim otherwise.

(v)                                 Notwithstanding anything to the contrary in Section 8(i)(i) or (ii), as of the Effective Time, Mervyn’s shall assign to Target all rights and obligations of Mervyn’s under any contract or agreement (including a license agreement) relating to software of any kind, other than the software identified in Exhibit I as being “Licensed to Mervyn’s,” (a “Retained Software Agreement”) to which Mervyn’s is a party.

(vi)                              As of the Effective Time, Mervyn’s shall assign to a Target Affiliate all lease agreements relating to stores or distribution centers formerly operated by Mervyn’s that have been closed before the Closing Date, other than the Hialeah, Florida store.

(vii)                           Notwithstanding anything to the contrary in this Section 8(i), if (A) any contract or agreement is not capable of being assigned as provided in this Section 8(i) in the absence of the approval, consent, or waiver of any other person without conflicting with, violating, constituting a default under, or breaching the contract or agreement, and (B) all necessary approvals, consents, and waivers of all parties to the contract or agreement have not been obtained at or before the Closing, then the contract or agreement shall not be assigned; provided that the purported assignee shall assume the obligations and liabilities of the purported assignor under the contract or agreement after the Effective Time (but not the contract or agreement itself), and the claims, rights, and benefits of such assignor arising under the contract or agreement or resulting therefrom after the Effective Time (but not the contract or agreement itself) shall be assigned to such assignee (and any benefits received by such assignor therefrom after the Effective Time shall immediately be transferred by such assignor to such assignee), and such assignor shall, following the Closing, use commercially reasonable efforts to assist such assignee in attempting to obtain the necessary approvals, consents, and waivers, and shall promptly execute all documents necessary to complete the transfer of the contract or agreement if such approvals, consents, and waivers are obtained.

(viii)                        Notwithstanding anything to the contrary in this Section 8(i), neither party  shall be required to make any payments or offer or grant any accommodation (financial or otherwise) to any third party to obtain any approval, consent, or waiver to any assignment of a contract or agreement hereunder, unless, in the case of payment, the other party makes such payment and, in any other case, the other party agrees to reimburse such party and its affiliates for their reasonable out-of-pocket costs with respect thereto and such reimbursement would fully compensate such party and its affiliates for the offer or grant of the accommodation.

(j)                                   Intercompany Agreements.  Except for agreements relating to any parcel of Real Estate, the licenses granted pursuant to Section 8(c), the Transition Services Agreement, the agreements set forth on Section 8(j) of the Disclosure Schedule and as provided in Section 10(e), all contracts, agreements, arrangements, obligations and liabilities between any Target Affiliate, on the one hand, and either Company, on the other hand, shall automatically be terminated without liability, waived and released as of the Closing Date, including the amended and restated merchant services agreement dated February 1, 2004 between Target National Bank and Mervyn’s, the License and IP Brokerage Agreement, dated February 2, 2003, between Brands and Target Brands, Inc. and the Target-Mervyn’s License.

(k)                                Guarantee Arrangements.  Following the Closing Date, Buyer shall use commercially reasonable efforts to do all things necessary or desirable to cause (i) the applicable Target Affiliate to be unconditionally released from any guarantee or other obligation to ensure the performance of either Company made or given by any Target Affiliate or (ii) Buyer or one or more of its affiliates to be substituted for the applicable Target Affiliate as guarantor under any such guarantee or other obligation; provided, however, that the foregoing provisions of this sentence shall not apply with respect to any guarantee or other obligation made or given by Target to a third-party vendor or licensor in connection with securing consent to Target’s provision of the transition services contemplated by the Transition Services Agreement.  Buyer shall execute and deliver such documents, certificates, agreements, and other instruments and to take such other actions as may be reasonably necessary or desirable in order to implement such release or substitution.  Notwithstanding the other provisions of this Section 8(k), all liabilities and obligations (including those referenced in the above proviso) of any Target Affiliate under such guarantees and obligations shall be subject to Section 11(b)(iii), and, with respect to those referenced in the above proviso, also to the indemnification provisions of the Transition Services Agreement.

(l)                                   Disclosure Supplements.  From time to time before the Closing, Target may supplement or amend the Disclosure Schedule with respect to any matter that would make any representation or warranty set forth in Section 4 inaccurate if updated immediately before the Closing or as is necessary to correct any information in the Disclosure Schedule or in any representation or warranty of Target made in Section 4.  For purposes of determining the fulfillment of the condition set forth in Section 3(a)(i) as of the Closing and the accuracy of the representations and warranties contained in Section 4 if the Closing does not occur, the Disclosure Schedule shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto.  However, for purposes of determining the accuracy of the representations or warranties of Target contained in Section 4 or the liability of Target with respect thereto under Section 11(a)(i) should the Closing occur, the Disclosure Schedule shall be deemed to include all information contained in any subsequent supplement or amendment thereto.

(m)                             Minnesota Stores.  Buyer acknowledges that, before the Closing, Target will cause ownership solely of the nine Mervyn’s stores located in the State of Minnesota (the “Minnesota Stores”) to be transferred to one or more Target Affiliates or third parties (with the proceeds of any such transfer to be for the account of Target).  For all purposes under this Agreement, all references to one or more Companies or to Mervyn’s (including in Section 4) shall be deemed to exclude the Minnesota Stores in all respects.  Without limiting the generality of the foregoing, the Minnesota Stores will be excluded from the definitions of “Owned Real Estate,” “Leased Real Estate,” and “Real Estate” for all purposes under this Agreement; all contracts and agreements relating to the Minnesota Stores shall be assigned to a Target Affiliate or to a third party; all inventory, equipment, furniture, and other tangible assets located at the Minnesota Stores shall be transferred to a Target Affiliate or to a third party; and no employee located at a Minnesota Store shall be subject to Section 9.

(n)                                 Software Issues.

(i)                                     Prior to the Closing, Target and Buyer shall cooperate to obtain written consents and acknowledgements from each third-party licensor of each piece of software identified in Exhibit I as being “Licensed to Target” evidencing that Target can assign the applicable license agreement (or applicable portion thereof) to Mervyn’s in connection with the transactions contemplated by this Agreement; provided, however, that Target shall have no obligation to pay money or grant any accommodation in order to obtain any such consents and acknowledgements.

(ii)                                  Except for items for which consent and acknowledgement under Section 8(n)(i) has been obtained prior to the Closing: (A) prior to the Closing, Target and Buyer shall cooperate to obtain written consents and acknowledgements from each third-party licensor of each piece of software identified on Section 8(n) of the Disclosure Schedule evidencing that Mervyn’s has or will have by the Closing either a license with such third-party licensor, or a sublicense under the Transition Services Agreement, sufficient to allow Mervyn’s to use such software during the Transition Period (as such term is defined in the Transition Services Agreement) and to allow a change of control of Mervyn’s without obligating Target or Mervyn’s to remove such software from any equipment before such change of control; provided, however, that Target shall have no obligation to pay money or grant any accommodation in order to obtain any such consents and acknowledgements; and (B) with respect to any item identified on Section 8(n) of the Disclosure Schedule for which the applicable third-party licensor would not provide such consents and acknowledgements prior to the Closing, then Target shall have the right to remove such identified software from such equipment before the Closing Date.

(iii)                               At the Closing, Target and Mervyn’s will execute a nonexclusive, perpetual, sublicensable, royalty-free license agreement granting Target Affiliates rights to the software owned by (as opposed to licensed to) Mervyn’s, containing terms and conditions substantially as set forth in Exhibit J hereto.

(o)                                 Customer Data.  To the extent Target or a Target Affiliate own any rights in any customer data collected at or through Mervyn’s stores at the Closing Date, Target or a Target Affiliate, as the case may be, shall assign all rights in such data to Mervyn’s, other than customer data of persons who, as of the Closing Date, have requested that their information not be shared with non-affiliated third parties via the Target online privacy policy or via any other channel of communication with Target or a Target Affiliate and customer data expressly assigned to Portfolio Buyer pursuant to the Portfolio Purchase Agreement .  With respect to all e-mail addresses collected at or through any Mervyn’s-specific area of any Web site operated by or on behalf of Target or any Target Affiliate, Target shall provide Mervyn’s, on or before the Closing Date, a copy of all such e-mail addresses, in the form reasonably requested by Buyer; and Target hereby grants Mervyn’s a non-exclusive, royalty-free, perpetual, irrevocable, transferable license, with right to sublicense to use such e-mail addresses in connection with the conduct of its business.  Notwithstanding the foregoing, neither Target or a Target Affiliate shall provide Mervyn’s such data (including e-mail addresses) to the extent the provision of such data would violate any contractual obligation or violate any applicable law or regulation.    In addition, (i) Mervyn’s agrees that such customer data shall only be used for lawful purposes; (ii) its use of such information will be in accordance with all federal, state, and local laws and regulations governing the privacy and security of such customer data; and (iii) Mervyn’s agrees it shall honor all customer opt out request flags transferred with such customer data and identified to Buyer in connection therewith, including “do not mail, “do not telephone” and any sublicense shall provide for such restrictions.  Target shall, on or before the Closing Date, notify Buyer in writing of the terms and conditions under which Target or a Target Affiliate collected any customer data assigned or licensed to Mervyn’s hereunder.  Except in the case of e-mail addresses described above, Mervyn’s understands and agrees that Target will not provide any customer data residing in the Target guest database to Mervyn’s.

(p)                                 Third-Party Confidentiality Agreements.  From and after the Closing Date, Target shall take commercially reasonable efforts to enforce the terms of the Third-Party Confidentiality Agreements for the benefit of Buyer; provided that Buyer shall reimburse Target for all out-of-pocket expenses (including attorneys’ fees) incurred by Target in undertaking such enforcement.  For purposes of this Section 8(p), “Third-Party Confidentiality Agreements” means the confidentiality agreements that Target entered into with prospective purchasers (other than Buyer) of the business of the Companies.

(q)                                 Conversion Documents.  After the Closing, Target shall deliver to Mervyn’s the certificates of conversion (or such other documents) it receives from the California and Minnesota Secretaries of State evidencing the Mervyn’s Conversion and Brands Conversion, respectively.

9.                                       Employees and Employee Benefits.

(a)                                  Offers of Employment. Buyer will cause Mervyn’s to continue the employment effective immediately after the Closing Date of all hourly employees and all salaried employees who are employed by Mervyn’s on the Closing Date, including each such employee on medical, disability, family, or other leave of absence as of the Closing Date, except employees located at Minnesota Stores and except those persons identified in Section 9(a) of the Disclosure Schedule as persons who will be transferred to a Target Affiliate.  Within ten business days prior to the Closing Date, Target will provide to Buyer a list showing the names of each such employee on leave (and such list shall be updated as of the Closing Date)).  The continued employment immediately following the Closing Date shall in each case provide base wages and salary and bonus opportunity  (other than employee benefits, which are subject to Section 9(b)) that are comparable to the base wages and salary and bonus opportunity (but excluding any equity based compensation) provided to each such employee on the Closing Date.  The employees who continue as employees of Mervyn’s are referred to as “Retained Employees.”  Nothing in this Section 9(a) shall obligate Buyer or Mervyn’s to continue the employment of any such Retained Employee for any specific period, or to maintain base wages and salary and bonus opportunity at any particular level, following the Closing Date.

(b)                                 Buyer’s Employee Benefit Plans Generally.  As of the Closing Date, Buyer shall provide (through the Transition Services Agreement or otherwise), or shall cause Mervyn’s to provide, each Retained Employee with employee benefits that are at least comparable, in the aggregate, to the Plans (other than the Plans described in Sections 9(j) and (k)) provided to such Retained Employee by Mervyn’s immediately prior to the Effective Time (“Buyer’s Plans”).  After the Closing Date, the following shall apply:

(i)                                     Except as otherwise provided in the following subsections of this Section 9, as of the Effective Time, Buyer will assume, or will cause Mervyn’s or Buyer’s Plans to assume, all liabilities and obligations for benefits payable under each Plan specifically set forth on Section 9(b)(i) of the Disclosure Schedule to or with respect to (A) any current employee employed by Mervyn’s immediately prior to the Closing Date, including any employee on medical, disability, family, or other leave of absence as of the Closing Date, (B) any former employee of Mervyn’s who was on the payroll of Mervyn’s on the date the individual’s most recent termination of employment from Target and all of the affiliates of Target occurred, and (C) any dependent or former dependent of any such employee or former employee, including any dependent or former dependent entitled to COBRA coverage assumed by Buyer under Section 9(g) hereof (collectively, “Covered Persons”).  Such assumed liabilities include liabilities that relate to events occurring or expenses incurred at or prior to the Effective Time but that have not been paid as of the Effective Time, including benefits paid by Target or a Plan by check or bank draft on or before the Cut-Off Date, which check or bank draft has not cleared by the Cut-Off Date.  Any such benefits related to events occurring or expenses incurred after the Effective Time shall be determined under the terms of Buyer’s Plans, except as provided to the contrary in the following subsections of this Section 9.

(ii)                                  Buyer shall give, or cause Mervyn’s to give, each Retained Employee credit under Buyer’s Plans or personnel policies that cover the Retained Employee, including any vacation, sick leave and severance policies, for purposes of eligibility, vesting and entitlement to vacation, sick leave and severance benefits (excluding accrual of benefits under any defined benefit pension plan) for the Retained Employee’s service with Target and its affiliates prior to the Effective Time, shall allow such Retained Employees to participate in each such Buyer’s Plan providing medical benefits without regard to preexisting-condition limitations, waiting periods, evidence of insurability, or other exclusions or limitations not imposed on the Retained Employee by the corresponding Plans immediately prior to the Effective Time, and shall credit the Retained Employee with any expenses that were covered by the Plans for purposes of determining deductibles, co-pays, and other applicable limits under Buyer’s Plans. To the extent any Retained Employee or covered dependent is hospitalized as of the Closing Date (or the latest date medical coverage is provided to such employee or dependent under any Target medical plan pursuant to the Transition Services Agreement), such person will continue to be covered under the medical coverage provided by Target until the date they are released from the hospital and Mervyn’s shall reimburse Target for any expenses associated with such extended hospital stay that are incurred after the Effective Time.

(iii)                               No portion of the assets of any trust or other fund maintained by Target for the purpose of paying benefits under any of the Plans will be transferred to Buyer, the Companies, or any Buyer’s Plan.

(c)                                Severance Benefits.  If any Retained Employee is involuntarily terminated by Buyer or Mervyn’s within 12 months following the Closing Date under circumstances that would have qualified the Retained Employee for severance benefits under any of the severance plans or practices listed in Section 4(o) of the Disclosure Schedule, other than the Target Income Continuance Policy (“Mervyn’s Severance Practices”) if the Retained Employee had been terminated involuntarily under the same circumstances by Mervyn’s at or prior to the Closing Date (except that “same circumstances” shall not be deemed to include any requirement under Mervyn’s Severance Practices that the termination have been made in connection with the consideration of the transaction that is the subject of this Agreement), Buyer will provide, or cause Mervyn’s to provide, to the Retained Employee under Buyer’s Plans benefits that are at least equal to the severance pay and other benefits provided under the applicable Mervyn’s Severance Practices.  Buyer shall assume, or cause Mervyn’s to assume, the responsibility for all benefits that are payable under the Target Income Continuance Policy following the Closing Date to (i) any Retained Employee, or (ii) any former employee who was on the payroll of Mervyn’s at the time the person’s employment with Mervyn’s terminated; provided that, as a condition to any such person’s receipt of benefits under the Target Income Continuance Policy, Buyer shall require the person to execute an instrument releasing all claims the person may have against Buyer, Target, or Mervyn’s.

(d)                               Vacation Pay and Personal Holidays.  Buyer shall cause Mervyn’s to continue to credit to each Retained Employee all vacation and personal holiday pay that the Retained Employee is entitled to use but has not used as of the Effective Time (including any earned vacation or personal holiday pay to be used in future years), and shall assume all liability for the payment of such amounts pursuant to the Target vacation and personal holiday pay policies listed in Section 4(o) of the Disclosure Schedule.

(e)                                Disability Benefits and Leaves.  Buyer will, or will cause Mervyn’s to, assume all liabilities payable under the Mervyn’s Disability Plus program, whether related to a disability that occurred before or after the Effective Time .  Except as provided in the previous sentence, (i) Target and the Plans shall retain the liability for all long-term disability benefits payable to any Covered Person under the terms of Target’s long-term disability plans after the Effective Time with respect to any disability that occurred prior to the Effective Time (but not with respect to any reoccurrence of such a disability after the Effective Time ), (ii) Buyer, Mervyn’s, or a Buyer’s Plan shall assume the liability for all short-term disability benefits payable to any Retained Employee under Target’s short-term disability plans that are payable following the Effective Time with respect to any disability that occurred prior to the Effective Time (determined under the terms of the Plan or personnel policy that applies to the disabled Retained Employee immediately prior to the Effective Time ) until the date, if any, on which the Retained Employee qualifies for benefits under the Target long-term disability plans, and (iii) Buyer’s Plans will govern the determination of what, if any, short-term and long-term disability benefits will be paid to any Retained Employee whose disability occurs after the Effective Time (or which reoccurs after the Effective Time ).  If any Retained Employee is on any form of leave of absence on the Closing Date (including any leave subject to the Family and Medical Leave Act of 1993 or comparable state law), Buyer shall reinstate, or shall cause Mervyn’s to reinstate, such Retained Employee to active employment upon the expiration of the leave to the extent such reinstatement is required by any applicable law or regulation or by Mervyn’s personnel policies and shall satisfy any other obligation with respect to such Retained Employee as required under any applicable law or regulation or the Mervyn’s personnel policies (copies of which have been provided to Buyer) upon the expiration of such leave.

(f)                                  Medical and Dental Plan Liabilities.  Buyer shall, or shall cause Mervyn’s or the applicable Buyer’s Plan to, assume and pay any benefits or expenses covered by the group medical and dental plans included within the Plans that were incurred with respect to services performed for Covered Persons prior to the Effective Time but have not been paid by the Plans prior to the Effective Time , including benefits paid by Target or a Plan by check or bank draft on or before the Cut-Off Date, which check or bank draft has not cleared by the Cut-Off Date.  If Buyer provides such Buyer’s Plans to a Retained Employee following Effective Time , Buyer shall pay or shall cause the applicable Buyer’s Plan to pay any such benefits or expenses that are incurred with respect to services performed for the Retained Employee or the Retained Employee’s dependents after the Effective Time .

(g)                               COBRA Coverage.  Effective as of the Effective Time , Buyer shall provide (through the Transition Services Agreement or otherwise), or shall cause Mervyn’s to, assume and satisfy (or cause a Buyer’s Plan to satisfy) all entitlements under Code Section 4980B, Part 6 or 7 of Title I of ERISA, or any similar state law (collectively, “COBRA”) with respect to any Plan subject to COBRA of any employee or former employee of Mervyn’s, or any dependent or former dependent of any such employee or former employee of Mervyn’s, whose qualifying event occurred prior to the Effective Time at a time when the employee or former employee was on the payroll of Mervyn’s (or whose qualifying event occurs at the Effective Time as a result of the transactions covered by this Agreement), including any obligations to individuals currently on such COBRA continuation coverage and any obligations to any individual whose period for electing such COBRA continuation coverage has not yet expired.

(h)                               Retiree Medical Obligations.  Target shall retain, indemnify and hold harmless Buyer and Mervyn’s from all liabilities and obligations applicable to Retained Employees and current and former employees of Mervyn’s (including any dependents or beneficiaries thereof) for retiree medical or life insurance benefits under any of the Plans set forth in Section 4(o) of the Disclosure Schedule (“Target Medical Plans”) to which such individual is entitled prior to or as of the Cut-Off Date.  Buyer and Mervyn’s will not offer retiree medical or life insurance benefits to any current or former employees of Mervyn’s (including any dependent or beneficiary thereof).

(i)                                   Flexible Spending Accounts.  Buyer will, or will cause Mervyn’s to, credit each Retained Employee (and any former employee of Mervyn’s or dependent or former dependent of an employee or former employee who has COBRA rights described in Section 9(g) with respect to flexible spending accounts) under a health care and dependent care flexible spending account plan or plans maintained by Buyer or Mervyn’s (“Buyer’s Flex Plans”) with a balance (positive or negative) as of the Effective Time equal to the balance credited to the individual under the applicable health care and dependent care flexible spending account plans of Target listed in Section 4(o) of the Disclosure Schedule (“Target Flex Plans”) as of the Effective Time (“Aggregate Flex Plan Balances”), and will reimburse each such individual  for expenses incurred during the current plan year of such Target Flex Plan (whether incurred before or after the Effective Time) that had not been reimbursed under such Target Flex Plan prior to the Effective Time (to the same extent such eligible expense would have been reimbursable under such Target Flex Plan).  As soon as reasonably practicable following the Closing Date, Target shall transfer Net Assets to Buyer’s Flex Plan equal to the Aggregate Flex Plan Balances and Buyer, Mervyn’s, and Target will treat the arrangement described in this Section 9(i) as a spin-off of the applicable portions of the Target Flex Plans and a merger of such portions into Buyer’s Flex Plans.

(j)                                   Qualified Retirement and 401(k) Plans.  Buyer and Mervyn’s will have no liability for benefits payable under the Target Corporation 401(k) Plan, the Target Corporation Pension Plan, the Mervyn’s Pension Plan, or The Retirement Plan of the J. L. Hudson Company (collectively, “Target Retirement Plans”).  Prior to the Closing Date, Target will assume sponsorship of and all liabilities relating to the Mervyn’s Pension Plan.  Target shall take or cause to be taken all actions necessary to fully vest Retained Employees under all Target Retirement Plans and all other Plans that are deferred compensation or supplemental retirement plans. Buyer either currently maintains, or will establish or cause Mervyn’s to establish, not later than 90 days after the Closing Date, one or more qualified defined contribution plans (“Buyer’s DC Plan”) that will contain all provisions necessary for the acceptance of direct rollovers (in the form of cash and notes relating to plan participant loans) of “eligible rollover distributions” as defined in the Code and applicable regulations that Retained Employees are eligible to receive from the Target Retirement Plans without adversely affecting the qualified status of any Target Retirement Plan. Buyer’s DC Plan will contain provisions to permit any such direct rollover to include the promissory note or notes representing any Plan loans outstanding to the Retained Employee under the Target Corporation 401(k) Plan on the date of the direct rollover, and Buyer, Mervyn’s and Target will cooperate with each other to enable such direct rollovers to occur before such loans become defaulted.  Target agrees not to place any such loans in default for at least 90 days following the Closing Date.

(k)                                Other Retained Plans.  Target will retain any and all liabilities and obligations with respect to benefits payable to or with respect to any individual under the Plans listed in Section 9(k) of the Disclosure Schedule.

(l)                                   Retiree Merchandise Discount Programs.  Following the Closing Date, Buyer shall or shall  cause Mervyn’s to provide under a Mervyn’s retiree discount program (which shall be generally similar to Target’s retiree discount program) retiree discounts (only with respect to merchandise purchased at Mervyn’s stores) to each retiree, or spouse or dependent of a retiree, who retired from Mervyn’s and who is eligible for such programs under Target’s retiree discount program eligibility guidelines.

(m)                             Workers’ Compensation Liabilities.  As of the Effective Time, Buyer will cause the Companies to assume (or reimburse Target and the other Target Affiliates for) all liabilities and obligations relating to compensation and benefits under any state workers’ compensation or similar law payable following the Effective Time to or with respect to any Retained Employee, or to any former employee of either Company, who in either case was employed by either Company on the date the claim arose or the incident on which the claim is based occurred.

(n)                               No Third-Party Beneficiaries.  Without limiting the generality of Section 13, none of the preceding subsections of this Section 9 shall confer any rights or remedies upon any employee or former employee of Target, Mervyn’s, or Buyer, or upon any other person other than the parties hereto and their respective successors and assigns.

10.                                 Tax Matters.

(a)                                Tax Payments and Returns.  Target shall include the income of the Companies (including any deferred items triggered into income by Treasury Regulations Section 1.1502-13 and any excess loss account taken into income under Treasury Regulations Section 1.1502-19) on Target’s consolidated federal Income Tax Returns for all periods through the Cut-Off Date.  The Companies, on or before the Cut-Off Date, or Target at any time, shall pay or cause to be paid all Target Taxes, and shall file or cause to be filed all Tax Returns with respect to all Target Taxes other than Target Taxes for a Straddle Period.  Except as provided in Section 10(b), in the case of Taxes other than Income Taxes, the Companies shall (i) pay or cause to be paid on or before the Cut-Off Date any such Taxes that the Companies would pay on or before the Cut-Off Date in the ordinary course of business, consistent with past practices and (ii) file or cause to be filed on or before the Cut-Off Date all Tax Returns then due with respect to such Taxes.  Buyer shall, or shall cause the Companies after the Cut-Off Date to, pay all Taxes other than Target Taxes and Taxes to be paid by the Companies on or before the Cut-Off Date as described in the preceding sentence and shall file all Tax Returns not required to be filed by the Companies on or before the Cut-Off Date or by Target pursuant to this Agreement.  All Tax Returns described in this Section 10(a) for Tax periods beginning before the Closing Date shall be prepared in accordance with past practice (unless a contrary position is required by law).

(b)                               Transfer Taxes.  Buyer shall pay all sales, use, value-added, business, goods and services, transfer, documentary, conveyancing or similar Taxes or expenses and all recording fees that may be imposed as a result of (i) the conversion of the Companies into limited liability companies as contemplated by Section 3(a)(xi), and (ii) the sale and transfer of the Securities under this Agreement, including any stamp, duty, or other Tax chargeable in respect of any instrument transferring property, together with any fines, penalties, interest, and additions to Tax with respect thereto (“Transfer Taxes”).  Target, Buyer, and the Companies shall cooperate in timely making all filings, returns, reports, and forms as may be required to comply with the provisions of such Tax laws.

(c)                                Refunds and Carrybacks.

(i)                                     Target shall be entitled to any refunds or credits of or against any Target Taxes, and any other Taxes to the extent the Taxes were paid by a Target Affiliate at any time, were paid by a Company on or before the Cut-Off Date, or were accrued on the Statement, except to the extent the refund or credit is shown as an asset on the Statement (in each case plus any interest received with respect thereto), and Buyer shall, at Target’s expense, cause the Companies to file, or cause to be filed, any claims for such refunds or credits reasonably requested by Target.

(ii)                                  Except to the extent set forth in Section 10(c)(i), the Companies shall be entitled to any refunds or credits of Taxes attributable to the Companies (plus any interest received with respect thereto).

(iii)                               Buyer or the Companies shall promptly forward to Target or reimburse Target for any refund or credits due Target (pursuant to the terms of this Section 10(c)) after receipt or use thereof, and Target shall promptly forward to the Companies or reimburse the Companies for any refunds or credits due the Companies (pursuant to the terms of this Section 10(c)) after receipt or use thereof.

(iv)                              Refunds or credits of Income Taxes for a Straddle Period shall be allocated in the manner in which Income Taxes are allocated in Section 10(g)(iii).

(v)                                 Neither Buyer, the Companies, nor any of their affiliates shall elect to carry back any item of loss, deduction, or credit of Buyer, a Company, or any of their affiliates that arises in any Tax period or portion thereof ending after the Cut-Off Date into any Tax period or portion thereof of Target, either of the Companies, or any of their affiliates ending on or before the Cut-Off Date.

(d)                               Cooperation.  Each of Target, Buyer, and the Companies shall reasonably cooperate, and shall cause their respective affiliates, officers, employees, agents, auditors, and other representatives to reasonably cooperate, in preparing and filing all Tax Returns relating to Taxes of the Companies, including maintaining and making available to each other all records necessary in connection with such Taxes and in resolving all disputes and audits with respect to all taxable periods relating to such Taxes.  Each of Buyer and Target recognizes that the other party and its affiliates will need access from time to time after the Closing Date to certain accounting and Tax records and information held by such party and its affiliates to the extent such records and information pertain to events occurring on or before the Closing Date.  Therefore, each of Buyer and Target shall, and Buyer shall cause each of the Companies to:

(i)                                     properly retain and maintain such records and information as provided in Section 8(b)(ii), or if longer, in accordance with the past custom and practice of such corporation until such time as the other party agrees that such retention and maintenance is no longer necessary, which agreement shall not be unreasonably withheld; and

(ii)                                  allow the other party, its affiliates and their agents and representatives, at times and dates mutually acceptable to the parties, to inspect, review and make copies of such records and information as such other party in good faith may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours and at the other party’s expense; provided however, that the party to whom the request is made shall have the right to excise any information that is not reasonably related to the request.

(e)                                Termination of Tax-Sharing Agreement.  Target shall cause any Tax-sharing agreement relating to Taxes (other than real estate Taxes and assessments) to which a Company is a party to be terminated as to such Company at or before the Closing Date.

(f)                                  Purchase Price Allocation.  Within 150 days after the Closing Date, Buyer shall deliver to Target an allocation of the Purchase Price (and all other amounts comprising the “seller’s consideration” as such term is defined in Treasury Regulations Section 1.1060-1(c)(1)) among the assets of the Companies (the “Price Allocation”), which allocation shall be binding on the parties; provided, however, that no less than an aggregate of $75,000,000 will be allocated among the assets of Brands.  Notwithstanding the previous sentence, Buyer shall use commercially reasonable efforts to deliver to Target the Price Allocation with respect to the Owned Real Estate no later than 20 days prior to the Closing Date; and Target shall use reasonable commercial efforts in assisting Buyer in determining such portion of the Price Allocation within such time frame.  Target and Buyer agree to act in accordance with the Price Allocation in the preparation and filing of any Tax Return, and shall not voluntarily take any action inconsistent therewith upon examination of any Tax Return, in any refund claim, in any litigation, or otherwise with respect to such Tax Returns without the consent of the other party, which consent shall not be unreasonably withheld.

(g)                               Tax Indemnification.

(i)                                     Target shall indemnify Buyer and its affiliates (including the Companies) against (A) all liability of the Companies for Target Taxes; (B) all Income Taxes of any member of any affiliated, consolidated, combined or unitary group of which any of the Companies is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any similar state, local, or foreign law or regulation; (C) any and all Income Taxes of any person (other than the Companies) imposed on any of the Companies as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Income Taxes relate to an event or transaction occurring on or before the Closing Date; (D) all liability for breaches of the representations and warranties set forth in Section 4(g) (but in the case of the representations and warranties in Section 4(g)(ii), only to the extent that they relate to Income Taxes) or the covenant in Section 5(h); and (E) all liability for reasonable legal fees and expenses attributable to any item in clauses (A) and (D) above.  Notwithstanding the foregoing, Target shall not indemnify Buyer or Buyer’s affiliates (including the Companies) against any liability for Taxes attributable to a breach by Buyer of its obligations under this Agreement.

(ii)                                  Buyer shall, and shall cause the Companies to, indemnify Target and its affiliates against (A) all liability of the Companies for Taxes other than Taxes indemnified by Target pursuant to Section 10(g)(i) and except to the extent required to be paid by the Companies pursuant to the third sentence of Section 10(a); (B) all liability for Taxes attributable to a breach by Buyer of its obligations under this Agreement; and (C) all liability for reasonable legal fees and expenses attributable to any item in clauses (A) through (B) above.

(iii)                               In the case of any Straddle Period, the portion of the Income Taxes attributable to the Companies for any Pre-Cut-Off Tax Period (which are subject to indemnification by Target as Target Taxes to the extent set forth in Section 10(g)(i)) shall be computed by using a closing-of-the-books method as if such taxable period ended on the Cut-Off Date.

(iv)                              Target’s indemnity obligation in respect of unpaid Target Taxes for a Straddle Period shall be effected by its payment to Buyer of such unpaid Target Taxes within 10 days after the Tax Return with respect to the liability for such Taxes is required to be filed (or, if later, is actually filed).  The payment to be made pursuant to this paragraph by Target with respect to any Straddle Period shall be appropriately adjusted to reflect any final determination within the meaning of Section 1313(a) of the Code with respect to Income Taxes for such Straddle Period.

(h)                                 Procedures Relating to Indemnification of Tax Claims.

(i)                                     If a claim is made by any Taxing Authority that, if successful, might result in an indemnity payment to Buyer or Target under Section 10(g), the indemnified party shall within 10 days of receipt of such claim notify the indemnifying party in writing of the claim (a “Tax Claim”).  If notice of a Tax Claim received by the indemnified party after the Closing Date is not given to the indemnifying party within such period of time, the indemnifying party shall not be liable to the indemnified party to the extent that the indemnifying party’s position is actually prejudiced as a result thereof.

(ii)                                  The indemnifying party shall control, at its sole expense, all proceedings taken in connection with any Tax Claim (except to the extent the Tax Claim relates to Income Taxes of the Companies for a Straddle Period) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings, and conferences with any Taxing Authority with respect thereto and either pay the Tax claimed and sue for a refund where applicable law permits such refund suits or contest the Tax Claim in any permissible manner; provided, however, that the indemnifying party shall not settle any such audit in a manner that would adversely affect the indemnified party without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld.  Notwithstanding the foregoing, Target shall control, in its sole discretion and at its sole expense, all proceedings relating to Income Tax Returns that include one or more of the Companies for periods ending on or before the Cut-Off Date.  The indemnified party and the indemnifying party shall jointly control all proceedings taken in connection with any Tax Claim to the extent it relates to Income Taxes of one or more of the Companies for a Straddle Period.  Each of the indemnified party and the indemnifying party and their respective affiliates shall cooperate in contesting any Tax Claim (with reimbursement by the indemnifying party of reasonable out-of-pocket expenses (but not compensation payments to employees) of any indemnified party incurred in connection therewith), which cooperation shall include the retention and  the provision of records and information that are reasonably relevant to the Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to the Tax Claim.

(iii)                               In no case shall the indemnified party or the indemnifying party or their respective affiliates admit any liability with respect to, or settle, compromise, or discharge, any Tax Claim without prior written consent of the other party, which shall not be unreasonably withheld; provided, that Target may admit any liability with respect to, or settle, compromise, or discharge any Tax Claim relating to Income Taxes of the Companies for a Pre-Cut-Off Tax Period (other than, with respect to Income Taxes, for the portion of a Straddle Period ending on the Cut-Off Date) without the consent of Buyer.

11.                               Indemnification.

(a)                                Indemnification by Target.  Target shall indemnify Buyer and its affiliates, officers, directors, employees, equityholders, agents, successors, assigns and affiliates against any loss, liability, claim, damage, or out-of-pocket expense (including reasonable legal fees and expenses), except as otherwise provided in Sections 11(c), 11(d), and 11(e), suffered or incurred by any such indemnified party to the extent caused proximately by:

(i)                                     any breach of any representation or warranty of Target contained in this Agreement (other than any representations or warranties contained in Section 4(g), all of which are the subject of Section 10) or in the certificates delivered by Target pursuant Section 3(a)(iii) and 3(a)(xii),

(ii)                                  any breach of any covenant of Target contained in this Agreement, including the covenants of Target contained in Section 9,

(iii)                               any liability or obligation relating to the operation or ownership of the Minnesota Stores, or

(iv)                              any liability or obligation relating to stores or distribution centers formerly owned or operated by Mervyn’s that have been closed or sold prior to the date of the Interim Statement of Net Assets (other than the Hialeah, Florida store), provided, however, that:

(A)                                Target shall not have any liability under clause (i) above (except for breaches of the first and second sentence of Section 4(a) and Sections 4(b), 4(c), 4(g), 4(o), 4(u) or 22) unless the loss, liability, claim, damage, or expense under clause (i) for which Target would, but for this clause (A), be liable (1) exceeds $50,000 on an individual basis and (2) the aggregate of all such losses, liabilities, claims, damages, and expenses that individually exceed $50,000 exceeds, on a cumulative basis, an amount equal to 2% of the Adjusted Purchase Price, and then only to the extent of any such excess,

(B)                                  Target shall not have any liability under clause (i) above (except for breaches of the first and second sentence of Section 4(a) and Sections 4(b), 4(c), 4(g), 4(o), 4(u) or 22) to the extent the aggregate of all losses, liabilities, claims, damages, and expenses under clause (i) for which Target would, but for the provisions of this clause (B), be liable exceeds, on a cumulative basis, an amount equal to 5% of the Adjusted Purchase Price, and

(C)                                  Target shall not have any liability under this Section 11(a) for any loss, liability, claim, damage, or expense to the extent (and in the same amount) such loss, liability, claim, damage, or expense has been included in the final determination of Final Net Assets.

(v)                                 Except in the case of claims in respect of Taxes, which are the subject of Section 10, and in the case of intentional fraud, Buyer’s sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement (including claims for breaches of representations, warranties, covenants, and agreements contained in this Agreement) shall be pursuant to the indemnification provisions set forth in this Section 11(a).  In furtherance of the foregoing, Buyer hereby waives, to the fullest extent permitted under applicable law, any and all rights, claims, and causes of action of Buyer against Target as a matter of equity or under or based upon any federal, state, provincial, local or foreign statute, law, ordinance, rule, or regulation (including those relating to Environmental Laws) or arising under or based upon common law or otherwise, except to the extent provided with respect to Target in this Section 11(a) or in Section 10 with respect to Taxes.

(vi)                              Notwithstanding anything in this Agreement, for purposes of this Section 11 only in determining losses, liabilities, claims, damages and expenses pursuant to this Section 11, each representation and warranty shall be read without regard for, and without giving effect to, the terms “material” or “Material Adverse Effect,” or other terms of similar impact or effect contained in such representation or warranty (i.e., as if such word were deleted from such representation and warranty).

(b)                               Indemnification by Buyer.  Buyer shall indemnify the Target Affiliates against any loss, liability, claim, damage, or expense (including reasonable legal fees and expenses), except as otherwise provided in Section 11(c), 11(d), or 11(e)) suffered or incurred by any such indemnified party to the extent caused proximately by:

(i)                                          any breach of any representation or warranty of Buyer contained in this Agreement or in the certificate delivered pursuant Section 3(b)(i);

(ii)                                       any breach of any covenant of Buyer contained in this Agreement or the Confidentiality Agreement, including the covenants of Buyer contained in Section 9;

(iii)                                    any guarantee or obligation to ensure performance given or made by any Target Affiliate with respect to any obligation of either Company, including with respect to letters of credit, without any right of set off or contribution against any Target Affiliate;

(iv)                                   any claim with respect to products sold by Mervyn’s, whether before or after the Closing Date;

(v)                                      any liability or obligation under or in respect of any contract or agreement assigned to Mervyn’s pursuant to Section 8(i); or

(vi)                                   any liability or obligation to the extent solely related to the operation of the Companies’ businesses or the ownership of their assets before or after the Closing Date (other than those items for which Buyer is entitled to indemnification from Target under Section 11(a)), including with respect to, or in settlement of, any action, lawsuit, hearing, arbitration, proceeding, or governmental investigation, whether arising before or after the Closing Date, or with respect to, or in settlement of, any claims by current or former employees of Mervyn’s for acts or omissions occurring before or after the Closing Date (except to the extent that Target retains liability for certain employee benefits under Section 9(e), (j), or (k)).

(c)                                Adjustments; Remedial Actions.

(i)                                          The amount of any loss, liability, claim, damage, or expense for which indemnification is provided under Section 10 or this Section 11 shall be net of any amounts (net of any collection costs, fees and expenses of the indemnified party and any premium increases, premiums retroactively assessed that directly result from the payment by the insurer of the claim, co-payments and the like applicable to the indemnified party) actually recovered (regardless of time) by the indemnified party under insurance policies (including the title insurance policy issued under the Title Commitments, which policies Buyer agrees to obtain promptly following the Closing) with respect to such loss, liability, claim, damage, or expense (and such indemnified party shall use commercially reasonable efforts to recover such amounts under such insurance policies), and shall be (A) increased to take account of any net Tax cost actually incurred by the indemnified party arising from the receipt of indemnity payments hereunder (grossed up for such increase), but excluding additional Income Tax incurred by Target as a result of realizing additional gain on the transactions completed hereunder, and (B) reduced to take account of any net Tax benefit actually realized by the indemnified party arising from the incurrence or payment of any such loss, liability, claim, damage, or expense.  In computing the amount of any such Tax cost or Tax benefit, the indemnified party shall be deemed to use all other items of income, gain, loss, deduction, or credit before using any item arising from the incurrence or payment of any indemnified loss, liability, claim, damage, or expense or of any indemnity payment pursuant to Section 10 or this Section 11.  Any indemnity payment made pursuant to Section 10 or this Section 11 will be treated as an adjustment to the Adjusted Purchase Price for Tax purposes, unless a final determination (which shall include the execution of a Form 870-AD or successor form) with respect to the indemnified party causes any such payment not to constitute an adjustment to the Adjusted Purchase Price for federal Income Tax purposes.

(ii)                                       Notwithstanding anything to the contrary stated herein, if remedial action is required to correct a situation giving rise to any loss, liability, claim, damage or expense for which a party is entitled to indemnification pursuant to Section 10 or this Section 11, then the indemnifying party shall in no event be obligated with respect to the costs and expenses of such remedial action (A) in the case of any contamination or other condition at the Real Estate the existence of which constitutes a breach of any representation or warranty of Target set forth in Section 4(r), to the extent such costs and expenses exceed those that would have been incurred had Buyer taken only such actions to remediate such contamination or other condition as are required under applicable law, and (B) in all other cases, to the extent such costs and expenses exceed those that would have been incurred had the indemnified party taken only such actions to correct such situation that a person of ordinary prudence under like circumstances who was not entitled to indemnification for the costs and expenses of such remedial action would have reasonably taken.

(d)                               Termination of Indemnification.  The obligations to indemnify and hold harmless a party hereto, (i)  pursuant to Sections 11(a)(i) and 11(b)(i), shall terminate when the applicable representation or warranty terminates pursuant to Section 15, and (ii) pursuant to Section 10 or the other clauses of Sections 11(a) and 11(b), shall not terminate until 30 days after the expiration of the applicable statute of limitations; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a notice to the party to be providing the indemnification.

(e)                                Procedures Relating to Indemnification.

(i)                                          In order for a party (the “indemnified party”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of, or involving a claim or demand made by any third party against the indemnified party (a “Third-Party Claim”), such indemnified party shall notify the other party (the “indemnifying party”) in writing of the Third-Party Claim, and deliver to the indemnifying party copies of all notices and documents accompanying or constituting the Third-Party Claim, within ten business days after obtaining notice thereof; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder, except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure and except that the indemnifying party shall not be liable for any expenses incurred during the period in which the indemnified party failed to give such notice.  Thereafter, the indemnified party shall deliver to the indemnifying party, within five business days after the indemnified party’s receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third-Party Claim; provided, however that failure to deliver such copies shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure.

(ii)                                       If a Third-Party Claim is made against an indemnified party, the indemnifying party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party, provided that (A) counsel for the indemnifying party shall not have given the indemnifying party written notice that such counsel has determined, in the exercise of its reasonable discretion, that a conflict of interest makes separate representation by the indemnified party’s own counsel advisable and (B) such Third-Party Claim  does not seek an injunction or other equitable relief, involve criminal or quasi-criminal allegations or involve a claim that is  reasonably likely to have an adverse determination that would be detrimental to or injure the indemnified party’s or any of its affiliates’ reputation or future business prospects.  Should the indemnifying party so elect to assume the defense of a Third-Party Claim, which election must be made within ten business days (in the case of a Third-Party Claim with respect to which a complaint has been filed) or 30 days (in the case of all other Third-Party Claims) after the indemnifying party receives notice of the Third-Party Claim from the indemnified party, the indemnifying party will not be liable to the indemnified party for legal expenses incurred by the indemnified party in connection with the defense thereof.  If the indemnifying party assumes such defense, the indemnified party shall have the right, but not the obligation, to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense.  If the indemnifying party has not assumed the defense of a Third-Party Claim within the applicable time period set forth herein, the indemnifying party shall be liable for the reasonable fees and expenses of counsel employed by the indemnified party.  If, after meeting the requirements set forth herein, the indemnifying party chooses to defend or prosecute any Third-Party Claim, the indemnified party shall cooperate in the defense or prosecution thereof with reimbursement by the indemnifying party of reasonable out-of-pocket expenses of the indemnified party incurred in connection therewith.  Such cooperation shall include the retention and (upon the indemnifying party’s request) the provision to the indemnifying party of records and information that are reasonably relevant to such Third-Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  If the indemnifying party has assumed the defense of a Third-Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the indemnifying party’s prior written consent, which consent shall not be unreasonably withheld.  If the indemnifying party has assumed the defense of a Third-Party Claim and subsequently fails to vigorously defend or prosecute such Third-Party Claim, the indemnified party shall be entitled to assume the defense of such Third-Party Claim (without any limitation on its ability to admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim) at the expense of the indemnifying party.

(f)                                    Tax Indemnification.  Notwithstanding anything to the contrary in this Section 11, indemnification of Buyer or Target with respect to Tax matters shall be governed by Section 10, except to the extent specific reference is made to Section 10 in this Section 11.

12.                                 Assignment.  This Agreement and the rights hereunder shall not be assignable or transferable by Buyer or Target without the prior written consent of the other party hereto, which consent may be withheld in a party’s sole discretion, provided that Buyer may assign this Agreement, in whole or in part, to its lenders for collateral security purposes, to any of its affiliates and to any purchaser or purchasers of all or substantially all of assets, provided that no such assignment shall relieve Buyer of any obligations or liabilities under this Agreement.

13.                                 No Third-Party Beneficiaries.  Except as expressly provided in Sections 10(g) and 11 with respect to affiliates of Target and Buyer, this Agreement is for the sole benefit of the parties and their successors and permitted assigns, and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties and such successors and assigns, any legal or equitable rights hereunder.

14.                                 Termination.

(a)                                Anything contained herein to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time before the Closing:

(i)                                     by mutual written consent of Target and Buyer;

(ii)                                  by Target upon five business days’ notice if any of the conditions set forth in Section 3(b) shall have become incapable of fulfillment at the Closing, and shall not have been waived in writing by Target;

(iii)                               by Buyer upon five business days’ notice if any of the conditions set forth in Section 3(a) shall have become incapable of fulfillment at the Closing, and shall not have been waived in writing by Buyer; or

(iv)                              by Target or Buyer, if the Closing does not occur on or before November 15, 2004;

provided, however, that the failure to satisfy the conditions or consummate the transactions contemplated by this Agreement did not result from the breach in any material respect by the party seeking termination pursuant to clause (ii), (iii), or (iv) of any of its representations, warranties, covenants, or agreements contained in this Agreement.

(b)                               In the event of termination by Target or Buyer pursuant to this Section 14, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated, without further action by any party.  If the transactions contemplated by this Agreement are terminated as provided herein:

(i)                                     Buyer shall return to Target all documents and other material received from or on behalf of Target relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof; and

(ii)                                  all confidential information received by Buyer shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect in accordance with the terms thereof notwithstanding the termination of this Agreement and notwithstanding anything to the contrary in the Confidentiality Agreement.

(c)                                If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Section 14, this Agreement shall become void and of no further force and effect, except for the provisions of (i) Section 7(a) relating to the obligation of Buyer to keep confidential certain information and data obtained by it from Target, (ii) Section 16 relating to certain expenses, (iii) Section 8(d) relating to publicity, (iv) Section 22 relating to finder’s fees and broker’s fees and commissions, (v) Section 24 and (vi) this Section 14.  Upon any termination pursuant to this Section 14, no party shall have any further liability or obligation hereunder other than for any pre-termination willful or intentional breach by such party of the terms and provisions of this Agreement or for pre-termination breach of any payment obligations under this Agreement.

(d)                               Notwithstanding anything in this Section 14 to the contrary, if (i) this Agreement is terminated by Target pursuant to Section 14(a)(ii) due to the failure of the condition set forth in Section 3(b)(iv) to be satisfied or (ii) this Agreement is terminated by Target pursuant to Section 14(a)(iv) at such time as both (A) the condition set forth in Section 3(b)(iv) shall not have been satisfied but all other conditions in Section 3(b) shall have been satisfied or shall have been waived by Target and (B) Buyer is not in material breach of this Agreement, then in either case Target shall within five business days of such termination pay to Buyer an amount equal to the reasonably documented costs and out-of-pocket expenses incurred by Buyer in connection with its legal, environmental, accounting and business due diligence and the preparation and negotiation of this Agreement up to a maximum of $5,000,000 (the “Expense Reimbursement”); provided that the Expense Reimbursement will not be owed by Target in the event that Target waives in writing the condition set forth in Section 3(b)(iv).

15.                                 Survival of Representations.  Except as provided in this Section 15, the representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall survive the Closing solely for purposes of Section 11 until the close of business 12 months following the Closing Date, whereupon such representations and warranties shall terminate.  The representations and warranties in the first and second sentence of Section 4(a) and Sections 4(b), 4(c), 4(g), 4(o), 4(u) and 22 shall terminate 30 days after the expiration of the applicable statute of limitations.

16.                                 Expenses.  Whether or not the transactions contemplated hereby are consummated, and except as otherwise provided in this Agreement, all costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs, fees or expenses; provided that all costs, fees and expenses incurred by the Companies on or prior to the Closing in connection with the negotiation, execution and consummation of this Agreement and the transactions contemplated hereby, shall be paid by Target.

17.                                 Amendments.  No amendment to this Agreement shall be effective unless it shall be in writing and signed by all parties hereto.

18.                                 Notices.  All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand, or sent by telecopy, or sent, postage prepaid, by United States registered, certified or express mail, or reputable overnight courier service, and shall be deemed given, if delivered by hand, when so delivered, or if sent by telecopy, when received, or if sent by mail, three business days after mailing (two business days in the case of express mail), or if sent by overnight courier service, one business day after delivery to such service, as follows:

(i)	Mervyn’s Holdings, LLC
c/o Sun Capital Partners Group, Inc.
5200 Town Center Circle, Suite 470
Boca Raton, Florida 33486
	Attention:	Marc J. Leder, Rodger R. Krouse
and C. Deryl Couch
	Telephone:	(561) 394-0550
	Facsimile:	(561) 394-0540

with a copy to:

Cerberus Capital Management, L.P.
299 Park Avenue, 22nd Floor
New York, New York 10171
	Attention:	Lenard Tessler
	Telephone:	(212) 909-1464
	Facsimile:	(212) 755-3009

Lubert-Adler Real Estate Fund IV, L.P.
1811 Chestnut Street, 8th Floor
Philadelphia, Pennsylvania 19103
	Attention:	Dean Adler
	Telephone:	(215) 972-2203
	Facsimile:	(215) 972-2246

Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, IL 60601
	Attention:	Douglas C. Gessner
	Telephone:	(312) 861-2000
	Facsimile:	(312) 861-2200

(ii)	if to Target, to

Target Corporation
1000 Nicollet Mall
TPN - 1446
Minneapolis, MN 55403
Attention: Chief Financial Officer
Facsimile No.: (612) 761-5555

with a copy to:

Target Corporation
1000 Nicollet Mall
TPS - 3255
Minneapolis, MN 55403
Attention: General Counsel
Facsimile No.: (612) 696-6909

Any party may change the address to which notices and other communications are to be delivered or sent by giving the other party notice in the manner herein set forth.

19.                                 Interpretation.  In this Agreement, the Disclosure Schedule, and any exhibits hereto:

(a)                                words denoting the singular include the plural and vice versa and words denoting any gender include all genders;

(b)                               “including” means “including without limitation”;

(c)                                “affiliate” has the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended;

(d)                               “business day” means any day other than a Saturday, Sunday, or a day that is a statutory holiday under the laws of the United States or the State of Minnesota;

(e)                                “person” means an individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization, government, governmental department or agency, or other entity;

(f)                                  the use of headings is for convenience of reference only and shall not affect the meaning or interpretation of this Agreement, the Disclosure Schedule, or any exhibits hereto;

(g)                               when calculating the period of time within which or following which any act is to be done or step taken, the date that is the reference day in calculating such period shall be excluded and, if the last day of such period is not a business day, the period shall end on the next day that is a business day;

(h)                               all dollar amounts are expressed in United States funds, and all amounts payable hereunder shall be paid in United States funds;

(i)                                   money shall be tendered by wire transfer of immediately available federal funds to the account designated in writing by the party that is to receive such money; and

(j)                                   the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not only to a particular Section in which such words appear.

20.                                 Counterparts.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties.

21.                                 Entire Agreement.  This Agreement (including the Disclosure Schedule and the exhibits hereto) and the Confidentiality Agreement contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.

22.                                 Brokerage Fees.  Target hereby represents and warrants that (a) the only brokers or finders that have acted for Target in connection with this Agreement or the transactions contemplated hereby or that may be entitled to any brokerage fee, finder’s fee, or commission in respect thereof are Goldman, Sachs  & Co., and (b) Target will pay all fees or commissions that may be payable to Goldman, Sachs  & Co.  Buyer hereby represents that no brokers or finders have acted for Buyer in connection with this Agreement or the transactions contemplated hereby .

23.                                 Severability.  If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provision hereof.

24.                                 Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed entirely within such state, without regard to the conflicts-of-law principles of such state.

25.                                 Specific Performance.  The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its terms and that the parties shall be entitled to an injunction to prevent breaches of this Agreement or to enforce specifically the performance of the terms hereof, in addition to any other remedy to which the parties are entitled.

26.                                 Disclosure Schedule.  Matters reflected in the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedule.  Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature.  Matters disclosed by Target to Buyer pursuant to any Section of this Agreement or the Disclosure Schedule shall be deemed to be disclosed with respect to all Sections of this Agreement and the Disclosure Schedule to the extent this Agreement requires such disclosure and to the extent such disclosure reasonably relates to such Section of this Agreement or the Disclosure Schedule.  Nothing in the Disclosure Schedule shall be deemed adequate to disclose any matter, including an exception to a representation or warranty or covenant made herein, however, unless the Disclosure Schedule identifies the matter in a manner reasonably sufficient to inform Buyer of the nature of the matter.

27.                                 Waiver.  Without limiting any of the rights of Target pursuant to this Agreement, if Buyer brings any action, suit, proceeding, complaint, claim or demand against Target pursuant to this Agreement or any of the other agreements executed and delivered in connection herewith or in connection with any of the transactions contemplated hereby or thereby, Target shall not make any claim for indemnification or contribution against Mervyn’s, by reason of the fact that Target is or was a stockholder or agent of Mervyn’s or any of its affiliates or is or was serving at the request of Mervyn’s or any of its affiliates as a partner, trustee or agent of another entity.  In no event shall Buyer or any of its affiliates have any liability or obligation whatsoever to Target for any breaches of the representations, warranties, agreements or covenants of Target hereunder, and in any event Target may not seek contribution from Buyer or any of its affiliates in respect of any payments required to be made by Target pursuant to this Agreement.

28.                                 Knowledge.  For all purposes of this Agreement, “Knowledge” of Target or a similar phrase means the actual knowledge (which means the conscious awareness of facts or other information and shall not include constructive knowledge of any matters) of any executive officer of Target or of the President, Chief Financial Officer or Senior Vice President of Mervyn’s.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Equity Purchase Agreement to be duly executed as of the date first written above.

TARGET CORPORATION

By	/s/ Gerald L. Storch
Name:	Gerald L. Storch
Title:	Vice Chairman

MERVYN’S HOLDINGS, LLC

By	/s/ Rodger R. Krouse
Name:	Rodger R. Krouse
Title:	Vice President